Exhibit 2.1

______________________________________________________________________
ASSET PURCHASE AGREEMENT
by and among
ATKORE PLASTIC PIPE CORPORATION, as Buyer,
EP LENDERS II, LLC, d/b/a RIDGELINE PIPE MANUFACTURING, as Seller,
THE MEMBERS OF SELLER LISTED ON THE SIGNATURE PAGES HERETO
and
N. MICHAEL STICKEL, as the Seller Representative
Dated as of October 4, 2013
______________________________________________________________________

i

4.18	Affiliate Transactions	28
4.19	Employment and Labor Matters	28
4.20	Customers and Suppliers	29
4.21	Product Liability; Product Warranty and Rebates; Product Recalls	29
4.22	Brokers	30
4.23	Accounts Receivable	30
4.24	Accuracy of Statements	30

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	30
5.01	Organization and Power	31
5.02	Authorization; Valid and Binding Agreement	31
5.03	No Conflict	31
5.04	Consents, etc	31
5.05	Brokers	31

ARTICLE VI	CERTAIN PRE-CLOSING COVENANTS	31
6.01	Conduct of the Business	31
6.02	Access to Books and Records; Due Diligence	33
6.03	Notices and Consents	33
6.04	Conditions	33
6.05	Exclusivity	34
6.06	Notification	34
6.07	Interim Financial Statements	34
6.08	Affiliate Transactions	34
6.09	Employee Matters	35
6.10	Intellectual Property Assignments	35
6.11	Confidentiality	36
6.12	Bulk Transfer Laws	36
6.13	Transfer of Permits	36
6.14	Transfer of Bank Accounts	36
ARTICLE VII	TERMINATION	37
7.01	Termination	37
7.02	Effect of Termination	38

ARTICLE VIII	ADDITIONAL COVENANTS AND AGREEMENTS	38
8.01	Survival	38
8.02	Indemnification by the Company and Members	38
8.03	Indemnification by each Member	39
8.04	Indemnification by Buyer	39
8.05	Limitations on Certain Claims for Indemnification	39
8.06	Termination of Indemnification	40
8.07	Procedures Relating to Indemnification	41
8.08	Treatment of Indemnity Payments	42
8.09	Materiality	42
8.10	Tax Matters	43

ii

8.11	Further Assurances	44
8.12	Seller Representative	44
8.13	Non-Competition; Non-Solicitation	45
8.14	Use of Name	47
8.15	Preservation of Books and Records; Cooperation	47
8.16	Risk of Loss	48
8.17	Misdirected Assets and Payments	48

ARTICLE IX	DEFINITIONS	45
9.01	Definitions	48
9.02	Other Definitional Provisions	62

ARTICLE X	MISCELLANEOUS	63
10.01	Publicity	63
10.02	Expenses	64
10.03	Prevailing Party	64
10.04	Notices	64
10.05	Assignment	65
10.06	Severability	65
10.07	Amendment and Waiver	65
10.08	Complete Agreement	65
10.09	Joint Drafting	66
10.10	Counterparts	66
10.11	Governing Law	66
10.12	Jurisdiction of Disputes; Waiver of Jury Trial	66
10.13	No Third Party Beneficiaries	67
10.14	Effect of Investigation	67
10.15	Conflict Between Transaction Documents	67
10.16	Remedies Cumulative	67

iii

EXHIBITS
Exhibit A        Form of Bill of Sale
Exhibit B        Form of Assignment and Assumption Agreement
Exhibit C        Form of Employment Agreements
Exhibit D            Form of Escrow Agreement
Exhibit E            Form of Acquired Intellectual Property Assignment

SCHEDULES
Schedule A        Ownership of Interests
Schedule 1.02(c)    Accounting Principles
Schedule 3.05        Litigation
Schedule 4.01        Qualification
Schedule 4.03(b)    No Conflict; Consents
Schedule 4.05(a)    Financial Statements
Schedule 4.05(c)    Deficiencies and Weaknesses
Schedule 4.05(d)    Indebtedness
Schedule 4.06        Absence of Certain Developments
Schedule 4.07        Liens
Schedule 4.08        Leased Real Property
Schedule 4.09        Inventory
Schedule 4.10        Tax Matters
Schedule 4.11        Material Contracts
Schedule 4.12        Intellectual Property
Schedule 4.13        Litigation
Schedule 4.14(a)    Employee Benefit Plans
Schedule 4.15        Insurance Policies
Schedule 4.16        Compliance with Laws
Schedule 4.16(d)    Compliance with Product Certifications
Schedule 4.16(e)(i)    Reseller Certificates to be Obtained
Schedule 4.16(e)(ii)    Permits
Schedule 4.17        Environmental Matters
Schedule 4.18        Affiliate Transactions
Schedule 4.19        Employment and Labor Matters
Schedule 4.19(d)    Terminated Employees
Schedule 4.20        Major Customers and Suppliers
Schedule 4.21(a)     Company Warranties and Rebates
Schedule 4.21(b)    Product Defects
Schedule 4.21(c)    Product Recalls
Schedule 4.23        Customer Debt
Schedule 6.01        Conduct of the Business
Schedule 6.09(a)    Employees Not Receiving Offers of Employment
Schedule 6.09(f)    Employment Agreements

Schedule 9.01(A)    Acquired Equipment
Schedule 9.01(B)    Assumed Contracts
Schedule 9.01(C)    Assumed Current Liabilities
Schedule 9.01(D)    Excluded Assets
Schedule 9.01(E)    Excluded Contracts
Schedule 9.01(F)    Pro Rata Share

v

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 4, 2013, by and among EP Lenders II, LLC, an Oregon limited liability company (the “Company”), each of the persons identified on the signature pages hereto as members of the Company (each, a “Member” and collectively, “Members”), Atkore Plastic Pipe Corporation, a Delaware corporation (“Buyer”), and the Seller Representative (as defined herein). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.
RECITALS
A.     The Members collectively own all of the issued and outstanding membership interests (including all Member Units, Manager Units and Profit Interests) (collectively, the “Interests”) in the Company, as set forth opposite their respective names on the attached Schedule A. As a result, the Members will receive a material benefit from the transactions contemplated by this Agreement.
B.    The Company owns all of the Acquired Assets and operates its business using the Acquired Assets as a going concern under the d/b/a name “Ridgeline Pipe Manufacturing.”
C.    Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, all of the Acquired Assets as a going concern, and Buyer desires to assume the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:
ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS
1.01    Purchase and Sale of Acquired Assets and Assumption of Assumed Liabilities; Excluded Liabilities.
(a)    Acquired Assets and Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) the Company shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Company, all of the Company’s right, title and interest in and to, the Acquired Assets, in each case free and clear of any and all Liens, in exchange for the payment of the Closing Payment to the Company at the Closing pursuant to Section 1.02(a), and (ii) Buyer shall assume, and agree to pay, perform and discharge when due, the Assumed Liabilities.
(b)    Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer will not assume, or otherwise be responsible for, any liabilities or obligations of the Company, whether actual or contingent, direct or indirect, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement. The Company and Members hereby acknowledge that the Company is retaining the Excluded Liabilities, and the Company and Members agree to pay, perform, fulfill and discharge all of the Excluded Liabilities promptly as and when due. Without limiting the generality of the foregoing, neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or discharge any liabilities, obligations or commitments of the Company, Members or any of their respective Affiliates relating to or arising out of any of the Excluded Liabilities.
(c)    Excluded Assets. The parties acknowledge and agree that the Excluded Assets are being retained by the Company and Members. Within ten (10) Business Days after the Closing Date, the Company and Members shall, at their sole cost and expense, remove all Excluded Assets from the facilities of the Company without unreasonably interfering with the normal operations of the business of the Company or Buyer and shall repair, and indemnify the Buyer Indemnified Parties from, any damage or injury to the premises or other Losses related to such removal. Such removal activities shall be coordinated through the respective plant manager of such facilities.
1.02    Calculation of Closing Payments; Purchase Price. The purchase price for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets and the other obligations of the Company and Members under this Agreement shall be an amount equal to $38,196,000 (the “Base Purchase Price”), subject to adjustment as provided herein (as so adjusted, the “Purchase Price”). On the terms and subject to the conditions of this Agreement, the Purchase Price shall be payable as provided in Sections 1.02(a), 1.02(b), 1.02(d)(iii) and 1.02(d)(iv) as follows:
(a)    Closing Payment to the Company. At the Closing, Buyer shall pay to the Company in accordance with the Closing Payment Calculation Statement, by wire transfer of immediately available funds to the account specified in the Closing Payment Calculation Statement, an aggregate amount (the “Closing Payment”) equal to:
(i)    the Base Purchase Price;
(ii)    plus the total amount of Estimated Cash on Hand, if any;
(iii)    minus the outstanding amount of Indebtedness as of the Closing;
(iv)    minus the unpaid Seller Transaction Expenses;
(v)    plus the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target;
(vi)    minus the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target;
(vii)    minus the Lease Assignment Fees;
(viii)    plus the Approved Capital Expenditures, if any; and

(ix)    minus the Escrow Amount.
For purposes of Sections 1.02(a) and 1.02(b), as applicable, the amount of Estimated Cash on Hand, outstanding Indebtedness, unpaid Seller Transaction Expenses, Estimated Net Working Capital, Lease Assignment Fees and Approved Capital Expenditures shall be as set forth in the Closing Payment Calculation Statement as provided herein.
(b)    Other Payments at Closing.
(i)    Payment of Indebtedness. At the Closing, Buyer shall pay on behalf of the Company all Indebtedness set forth in the Closing Payment Calculation Statement by wire transfer of immediately available funds in accordance with, and to the accounts specified pursuant to, the Payoff Letters and the Closing Payment Calculation Statement.
(ii)    Payment of Seller Transaction Expenses. At the Closing, Buyer shall pay on behalf of the Company and Members all of the unpaid Seller Transaction Expenses set forth in the Closing Payment Calculation Statement by wire transfer of immediately available funds in accordance with, and to the accounts specified pursuant to, the Closing Payment Calculation Statement.
(iii)    Deposit of Escrow Amount. At the Closing, Buyer shall deposit by wire transfer of immediately available funds the Escrow Amount to an account to be maintained pursuant to the Escrow Agreement. The Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.
(iv)    Payment of Lease Assignment Fees. At the Closing, Buyer shall pay on behalf of the Company all Lease Assignment Fees set forth in the Closing Payment Calculation Statement by wire transfer of immediately available funds in accordance with, and to the accounts specified pursuant to, the Closing Payment Calculation Statement.
(c)    Closing Payment Calculation Statement. Not earlier than ten (10) Business Days and not later than three (3) Business Days prior to the Closing Date, the Company and the Seller Representative shall prepare and deliver to Buyer a correct and complete statement, in a form satisfactory to Buyer (the “Closing Payment Calculation Statement”), setting forth (i) an unaudited statement as of the Closing Date (the “Pre-Closing Statement”), setting forth (A) a good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”) set forth in reasonable detail and (B) a good faith estimate of the Cash on Hand as of the Closing Date, if any (the “Estimated Cash on Hand”) set forth in reasonable detail, (ii) the aggregate amount of the outstanding Indebtedness as of the Closing Date, together with pay-off letters (the “Payoff Letters”), in a form satisfactory to Buyer, from each Person to which any Indebtedness is owed (the “Company Creditors”), which shall indicate that the applicable Company Creditor has agreed to unconditionally release all Liens in respect of such Indebtedness relating to the Company and its assets and properties upon receipt of the amounts indicated in such Payoff Letters, (iii) the amount of all unpaid Seller Transaction Expenses as of the Closing Date, together with detailed invoices relating thereto issued by the Persons entitled to such amounts, (iv) the aggregate amount of all unpaid Lease Assignment Fees and the individual amounts payable to Persons entitled to receive any such amounts, (v) a calculation of the amount of the Approved Capital Expenditures, (vi) a calculation of the actual amount of the Closing Payment payable to the Company at Closing and (vii) the wire instructions for the payment of all amounts reflected in the Closing Payment Calculation Statement. The Pre-Closing Statement, Estimated Cash on Hand and Estimated Net Working Capital shall be prepared in accordance with GAAP consistently applied in the manner used for the Financial Statements, subject to the exceptions and procedures set forth on Schedule 1.02(c) (the “Accounting Principles”). Buyer shall have the right to review the Closing Payment Calculation Statement and object thereto, and the Company and the Seller Representative, on the one hand, and Buyer, on the other hand, shall cooperate in good faith to resolve any such objections prior to the Closing and update the Closing Payment Calculation Statement accordingly.
(d)    Post-Closing Adjustment.
(i)    As soon as reasonably practicable, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to the Seller Representative an unaudited statement as of the Closing Date (the “Closing Statement”) setting forth (A) its calculation of the Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”) and (B) its calculation of the Cash on Hand as of the Closing Date (the “Closing Date Cash on Hand”), in each case of clauses (A) and (B), prepared in accordance with the Accounting Principles.
(ii)    If the Seller Representative has any good faith objections to the Closing Statement (or any element thereof), the Seller Representative shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement shall identify in reasonable detail those items and amounts included in the Closing Statement to which the Seller Representative objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer (or any element thereof to which the Seller Representative shall not have objected in a timely Objections Statement) shall be final, binding and non-appealable by the parties hereto. If an Objections Statement is timely provided, Buyer and the Seller Representative, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a period of twenty (20) Business Days from the date of the Objections Statement (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the Closing Statement or any component thereof. If the parties do not reach a final resolution within such period, the Seller Representative and Buyer may engage Crowe Horwath LLP or another an independent national accounting firm mutually selected by Buyer and the Seller Representative (the accounting firm specified or otherwise agreed upon, the “Accounting Firm”) to resolve any remaining Disputed Items. The Seller Representative and Buyer shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within sixty (60) days after its engagement. The Accounting Firm shall determine, only with respect to the Disputed Items submitted to the Accounting Firm, whether the Closing Statement or any component thereof was prepared in accordance with the standards set forth in this Agreement and, only with respect to the Disputed Items submitted to the Accounting Firm, whether and to what extent (if any) the Closing Statement or any component thereof requires adjustment. The Seller Representative and Buyer shall use their respective commercially reasonable efforts to cause the Accounting Firm to promptly deliver to Buyer and the Seller

Representative its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of the Seller Representative or Buyer or (ii) between the positions of the Seller Representative and Buyer. The determination of the Accounting Firm shall be final, binding and conclusive for purposes of this Agreement, and judgment may be entered thereon in a court of competent jurisdiction. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The fees and expenses of the Accounting Firm shall be borne by Buyer, on the one hand, and the Company and Members, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to it. For purposes of illustration only, if there were an aggregate of $100 of items in dispute and if the final written determination of the Accounting Firm states that $80 of such items are in accordance with the Seller Representative’s position and $20 of such items are in accordance with Buyer’s position, the Company would bear 20% of the Accounting Firm’s costs and expenses, on the one hand, and Buyer would bear 80% of such costs and expenses, on the other hand. The date on which the Closing Statement is finally determined in accordance with this Section 1.02(d)(ii) or as mutually agreed in writing by Buyer and the Seller Representative is hereinafter referred to as the “Determination Date.”
(iii)    Within ten (10) Business Days after the Determination Date, the absolute value of the amount by which the Closing Date Cash on Hand (as finally determined in accordance with Section 1.02(d)(ii)) is less than or greater than the Estimated Cash on Hand, plus accrued interest as provided herein, shall (A) be paid in cash by wire transfer of immediately available funds by Buyer to the Seller Representative on behalf of the Company (if such Closing Date Cash on Hand is greater than the Estimated Cash on Hand), or (B) paid in cash by wire transfer of immediately available funds by the Company and, in the event that the Company fails to make such payment, by the Members (in accordance with their respective Pro Rata Share), to Buyer (if such Closing Date Cash on Hand is less than the Estimated Cash on Hand).
(iv)    Within ten (10) Business Days after the Determination Date, the absolute value of the amount by which the Closing Date Net Working Capital (as finally determined in accordance with Section 1.02(d)(ii)) is less than or greater than the Estimated Net Working Capital, plus accrued interest as provided herein, shall (A) be paid in cash by wire transfer of immediately available funds by Buyer to the Seller Representative on behalf of the Company (if such Closing Date Net Working Capital is greater than the Estimated Net Working Capital), or (B) paid in cash by wire transfer of immediately available funds by the Company and, in the event that the Company fails to make such payment, by the Members (in accordance with their respective Pro Rata Share), to Buyer (if such Closing Date Net Working Capital is less than the Estimated Net Working Capital).
(v)    The amounts payable pursuant to Sections 1.02(d)(iii) or (iv) shall accrue simple interest on the unpaid balance from and after the Closing Date until such balance is paid in full (but no interest shall be payable for the day on which such payment is made) at a per annum rate equal to “prime rate” as of the Closing Date as published in the Wall Street Journal.

(vi)    All payments required pursuant to Sections 1.02(d)(iii) or (iv) shall be deemed to be adjustments to the Purchase Price for all applicable Tax purposes.
1.03    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer Brown LLP, at 71 South Wacker Drive, Chicago, Illinois, at 10:00 a.m. (Central Time) on the fifth (5th) Business Day following the day upon which all of the conditions to Closing set forth in Articles II have been satisfied or waived as provided herein (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or written waiver as provided herein of such conditions) or such other date as is mutually agreed upon in writing by Buyer and the Seller Representative. The Closing shall be deemed to have taken place at, and shall be effective as of, 11:59 p.m. (Pacific Time) on the Closing Date. If the Closing occurs, all transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently unless otherwise expressly agreed by Buyer and the Seller Representative to the contrary.
1.04    Tax Withholding. Buyer and the Company (as applicable) shall be entitled to deduct and withhold from any payments under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law (the “Applicable Tax Withholding”). To the extent amounts are so withheld and paid over to the appropriate Governmental Body, Buyer or the Company, as applicable, shall be treated as having paid such withheld amounts to the Person(s) entitled thereto pursuant to this Agreement.
1.05    Allocation. Within ninety (90) days after the Closing Date, Buyer shall deliver to the Seller Representative a proposed schedule allocating the Purchase Price and any other amounts treated as consideration for applicable Tax purposes among the Acquired Assets in accordance with section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). Buyer shall consider in good faith such reasonable comments to the Allocation Schedule as are provided in writing by the Seller Representative to Buyer within ten (10) days after receipt of the Allocation Schedule. The Allocation Schedule, as finally determined, shall be final and binding on the parties. The parties agree not to take any position inconsistent with the Allocation Schedule, as finally determined, for Tax reporting purposes. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulations section 1.1060-1(c). Any payments made to the Seller Representative shall be deemed made to the Company as between Buyer, on the one hand, and the Company and Seller Representative, on the other hand, and Buyer shall have no responsibility or liability as a result of the failure of the Seller Representative to pay any such amount to the Company or any Member or the allocation of such payments among such Persons.
1.06    Assignability and Consents. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset that by its terms or by Law is non-assignable without the consent of a third party (including any Governmental Body) or is cancelable by a third party in the event of an assignment (a “Non-Assignable Asset”), unless and until consent from such third party shall have been obtained. With respect to all Non-Assignable Assets, the Members and the Company shall use their respective commercially reasonable efforts to cooperate with Buyer at its request following the Closing Date in endeavoring to obtain such consents. Subject to the foregoing, Buyer, Members and the Company shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required under the Assumed Contracts. To the extent permitted by applicable Law and the terms of the Non-Assignable Assets, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing Date, by the Company for the benefit and detriment of Buyer, and the covenants and obligations thereunder shall be performed by Buyer at its expense and in the applicable Company’s name, and all benefits and obligations existing thereunder shall be for Buyer’s account (and the Company shall promptly pay over to Buyer all money received by it under such Non-Assignable Assets in respect of periods after the Closing Date). As of and from the Closing Date, the Company authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of the Company under the Non-Assignable Assets.
ARTICLE II

CONDITIONS TO CLOSING
2.01    Conditions to All Parties’ Obligations. The obligations of the Company and Buyer to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Law, mutual written waiver by Buyer and the Seller Representative) of each of the following conditions as of the Closing:
(e)    Except for any pending action or proceeding directly or indirectly initiated by the party asserting its right not to consummate the transactions contemplated by this Agreement, no action or proceeding before any court or Governmental Body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(f)    The Escrow Agent shall have duly executed and delivered the Escrow Agreement.
(g)    The Preliminary Allocation shall have been agreed upon by the Company and Buyer.
2.02    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, written waiver by Buyer) of the following additional conditions as of the Closing:
(a)    Accuracy of Representations and Warranties. The representations and warranties made by the Members and the Company in this Agreement and in any applicable Ancillary Documents shall be true and correct in all respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date;

(b)    Compliance with Agreements and Covenants. Each of the Company, Members and the Seller Representative shall have performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c)    No Material Adverse Effect. No event shall have occurred or circumstance shall have come into effect that, in the reasonable judgment of the Buyer, has had or is likely to have a Material Adverse Effect.
(d)    Consents and Approvals. Buyer shall have received written evidence in a form satisfactory to Buyer that all consents and approvals set forth (or required to be set forth) in any Section of this Agreement or the Schedules to this Agreement have been obtained and remain in full force and effect.
(e)    Release of Liens. Any and all Liens on the Acquired Assets shall have been terminated and released pursuant to documentation in a form satisfactory to Buyer, or suitable Payoff Letters shall have been provided to Buyer to effectuate the termination of any Liens at Closing.
(f)    Closing Payment Statement. The Closing Payment Calculation Statement, in a form satisfactory to Buyer, shall have been prepared in accordance with Section 1.02(c) and previously delivered by the Seller Representative to Buyer.
(g)    Board and Shareholder Approvals. The Board and Shareholder Approvals shall have been obtained.
(h)    Lender Consents. All Lender Consents shall have been obtained.
(i)    Deliveries. Buyer shall have received all of the agreements, documents and items set forth in Section 2.04(a).
2.03    Conditions to the Company’s Obligations. The obligations of the Company to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Law, written waiver by the Seller Representative) of the following conditions as of the Closing:
(a)    Accuracy of Representations and Warranties. The representations and warranties made by Buyer contained in this Agreement and in its Ancillary Documents shall be true and correct in all respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date;
(b)    Compliance with Agreements and Covenants. Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    Deliveries. Buyer shall have delivered all of the agreements, documents and items set forth in Section 2.04(b).
2.04    Deliveries.

(a)    By the Company and Members. At the Closing, the Company and Members, as applicable, shall deliver to Buyer (or such other Person indicated below) each of the following:
(vii)    a certificate, in a form satisfactory to Buyer, dated as of the Closing Date, signed by a duly authorized officer and a manager of the Company, certifying as to compliance with Sections 2.02(a) and 2.02(b);
(viii)    a bill of sale, in the form attached hereto as Exhibit A (the “Bill of Sale”), conveying the tangible Acquired Assets to Buyer, duly executed by the Company;
(ix)    an assignment and assumption agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), transferring the intangible Acquired Assets to Buyer and effectuating the assumption of the Assumed Liabilities by Buyer, duly executed by the Company;
(x)    an assignment of the Acquired Intellectual Property, in the form attached hereto as Exhibit E (the “Company IP Assignment”), transferring the Acquired Intellectual Property to Buyer, duly executed by the Company;
(xi)    a certificate from the Company of non-foreign status, in the form provided in Treasury Regulation section 1.1445-2(b)(2)(iv), issued pursuant to and in compliance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the Company is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2);
(xii)    good standing certificate or certificate of existence (or equivalent document) and articles of organization (or other equivalent formation documents) for the Company from the Secretary of State of the State of Oregon, certified by the Secretary of State of the State of Oregon, in each case dated within ten (10) days prior to the Closing Date;
(xiii)    a copy of the Escrow Agreement, duly executed by the Seller Representative and the Company;
(xiv)    copies of each of the Employment Agreements, duly executed by the applicable individuals;
(xv)    duly executed copies of all documents reasonably required to transfer or evidence the transfer of title to Buyer of all vehicles included in the Acquired Assets;
(xvi)    a certificate, in a form satisfactory to Buyer, of an executive officer and manager of the Company dated as of the Closing Date and certifying, as applicable, (A) correct and complete copies of the resolutions of (i) the Members and (ii) the board of managers, in each case approving and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (B) correct and complete copies of the limited liability company operating agreement (or equivalent constituent documents) of the Company, in each case as amended through the Closing Date (together with an incumbency and signature certificate regarding the Person(s) signing such certificate);
(xvii)    original copies of appropriate documents required to change the “d/b/a” or other names of the Company and all necessary authorizations or instruments authorizing Buyer to file such documents in accordance with Section 8.14, in each case duly executed by the applicable Persons;
(xviii)    the Intellectual Property Assignments;
(xix)    written evidence in a form satisfactory to Buyer that each of the Affiliate Transactions required to be terminated in accordance with Section 6.08 has been terminated effective at or prior to the Closing;
(xx)    written evidence in a form satisfactory to Buyer that any and all Liens on the Acquired Assets, shall have been terminated and released effective as of Closing;
(xxi)    copies of all consents and approvals set forth (or required to be set forth) in any Section of this Agreement or the Schedules to this Agreement;
(xxii)    a transition agreement, in a form satisfactory to Buyer, relating to transitional payroll, benefits and other employee related matters (the “Transition Agreement”), duly executed by the Company;
(xxiii)    a copy of the Lease Assignment, duly executed by all parties thereto (other than Buyer); and
(xxiv)    such other documents and instruments as may be required by any other provision of this Agreement or any Ancillary Document or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
(b)    By Buyer. At the Closing, Buyer shall deliver to the Seller Representative or to such other Person, as applicable, each of the following:
(i)    a certificate of Buyer, in a form satisfactory to the Seller Representative, dated as of the Closing Date, signed by an officer of Buyer, certifying as to compliance with Sections 2.03(a) and 2.03(b);
(ii)    a copy of the Bill of Sale, duly executed by Buyer;
(iii)    a copy of the Assignment and Assumption Agreement, duly executed by Buyer;
(iv)    a copy of the Company IP Assignment, duly executed by Buyer;
(v)    a copy of the Escrow Agreement, duly executed by Buyer;

(vi)    a copy of the Transition Agreement, duly executed by Buyer;
(vii)    to the Seller Representative, a counterpart signature page to each of the Employment Agreements, duly executed by Buyer;
(viii)    a certificate, in a form satisfactory to the Seller Representative, of an officer of Buyer dated as of the Closing Date and certifying correct and complete copies of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer signing each such certificate);
(ix)    to the Company, the Closing Payment payable to the Company at and as of the Closing pursuant to Section 1.02(a);
(x)    to the applicable Company Creditors, the applicable portion of the Indebtedness payable to such Company Creditors at and as of the Closing Date as reflected in the Closing Payment Calculation Statement pursuant to Section 1.02(b)(i);
(xi)    to the applicable Seller Transaction Expense recipients, the applicable portion of the Seller Transaction Expenses payable to such Persons at and as of the Closing as reflected in the Closing Payment Calculation Statement pursuant to Section 1.02(b)(ii);
(xii)    to the Escrow Agent, the Escrow Amount in accordance with Section 1.02(b)(iii) and the terms of the Escrow Agreement; and
(xiii)    to the applicable Lease Assignment Fee recipients, the applicable portion of the Lease Assignment Fees payable to such Persons at and as of the Closing as reflected in the Closing Payment Calculation Statement pursuant to Section 1.02(b)(iv).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
Each Member represents and warrants to Buyer as follows:
3.01    Organization and Power. Such Member has the requisite power, authority and capacity necessary to enter into this Agreement and its Ancillary Documents and perform its obligations hereunder and thereunder.
3.02    Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and its Ancillary Documents by such Member and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of such Member, and no other proceedings on such Member’s part are necessary to authorize the execution, delivery or performance of this Agreement or any of its Ancillary Documents. This Agreement constitutes (and each of its Ancillary Documents when executed and delivered will constitute) a valid and binding obligation of such Member, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Without limitation of the foregoing, (i) each such Member that is a trust has full power and authority to enter into this Agreement and its Ancillary Documents and to consummate the transactions contemplated hereby and thereby, (ii) each trustee and any other Person executing this Agreement or any Ancillary Documents on behalf of any such Member in a representative, trustee or other fiduciary capacity has full power and authority to execute this Agreement and the Ancillary Documents in such capacity and on behalf of the applicable Member, (iii) the execution, delivery and performance by such Member that is a trust of this Agreement and its Ancillary Documents, and the consummation by such Member of the transactions contemplated hereby and thereby, have been duly and validly approved in accordance with the applicable trust agreement and any other similar formation or governing documents or Law applicable thereto, and no other actions or proceedings on the part of such Member or any trustee, grantor or beneficiary thereof are necessary to authorize this Agreement or the Ancillary Documents and the transactions contemplated hereby and thereby, and (iv) the execution, delivery and performance by each such Member that is a corporation or limited liability company of this Agreement and its Ancillary Documents, and the consummation by such Member of the transactions contemplated hereby and thereby, have been duly and validly approved by the boards of director or managers of such Member and its respective shareholders, members or other equity holders, and no other actions or proceedings on the part of such Member or its respective shareholders, members or other equity holders is necessary to authorize this Agreement or its Ancillary Documents and the transactions contemplated hereby and thereby.
3.03    No Conflict. The execution, delivery and performance of this Agreement and its Ancillary Documents by such Member and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation, acceleration or termination of, result in the creation of any Lien upon any assets or properties of such Member under, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under any trust agreement, limited liability company agreement, certificate of incorporation or bylaws (or similar governing documents of any Member that is an entity), indenture, mortgage, lease, loan agreement or other agreement, permit, instrument or other Contract to which such Member is a party or to which its assets or properties is bound, or any Law, statute, rule or regulation or order, judgment, decree or Permit to which such Member is subject or to which its assets or properties is bound.
3.04    Ownership. Such member is the sole legal, record and beneficial owner of, and has good and valid title to, the Interests set forth on Schedule A opposite such Member’s name free and clear of all Liens other than applicable federal and state securities Law transfer restrictions. Such Member, if an individual, is not a resident of a community property state. None of such Member’s Interests have been transferred, pledged, hypothecated, sold, assigned or transferred in violation of applicable Law. Other than the Interests set forth on Schedule A opposite such Member’s name, such Member does not own, legally, beneficially or of record any other voting securities or interests, whether debt, equity or otherwise, of the Company. No Member owns or holds any interest in or to any of the Acquired Assets or any other asset or property used or held for use in the business of the Company.
3.05    Litigation. Except as set forth on Schedule 3.05, there is no Action pending or, to such Member’s Knowledge, threatened seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Documents. Such Member is not a party to, or subject to or bound by any order, injunction, judgment or decree that would prevent the execution, delivery or performance by such Member of this Agreement and the Ancillary Documents, and there are no unsatisfied judgments against such Member or such Member’s Interests. There is no Action pending or, to the Knowledge of such Member, threatened against such Member with respect to the business conducted by the Company.
3.06    Brokers. Neither such Member nor any of his or her representatives has employed or made any agreement with any investment banker, broker, finder or similar agent or any other Person that will result in any obligation of the Company, the Buyer or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer as follows:
4.01    Organization and Power. The Company is a limited liability company duly formed and validly existing under the laws of the State of Oregon. The Company has full power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as now conducted. The Company is qualified to do business in the jurisdictions set forth on Schedule 4.01, which constitute every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify. The Company has previously delivered to Buyer correct and complete copies of the articles of organization and limited liability company operating agreement (or similar organizational documents) of the Company as in effect as of the date hereof and as of the Closing Date. The Company has no sales in any jurisdiction other than the United States. All of the Company’s business activities are conducted entirely within the United States.
4.02    Subsidiaries. The Company does not, and has never, had any Subsidiaries or own or hold, and has never owned or held, any (or the right to acquire any) stock, partnership interest, joint venture interest, limited liability company interest, profit interest or other equity interest or securities in any other Person.
4.03    Authorization; Valid and Binding Agreement; No Conflict.
(a)    The execution, delivery and performance of this Agreement and the Ancillary Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited liability company action on the part of the Company, and no other proceedings by the Company or its members are necessary to authorize the execution, delivery or performance of this Agreement or any of its Ancillary Documents. This Agreement has been, and the Ancillary Documents will have been as of the Closing, duly executed and delivered by the Company. This Agreement constitutes (and each of the Ancillary Documents will constitute when executed and delivered) valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)    Except as set forth on Schedule 4.03(b), the execution, delivery and performance of this Agreement and each of the Ancillary Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation, acceleration or termination of, result in the creation of any Lien upon any assets or properties of the Company under, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under, the provisions of the Company’s certificate of organization or limited liability company agreement (or similar organizational documents) or under any indenture, mortgage, lease, loan agreement or other agreement, permit, instrument or other Contract to which the Company is a party or to which its assets or properties is bound, or any Law, statute, rule or regulation or order, judgment, decree or Permit to which the Company is subject or to which any of its assets or properties is bound.
4.04    Capitalization.
(a)    Schedule A correctly and completely sets forth the authorized, issued and outstanding limited liability company interests of the Company and the record, legal and beneficial ownership thereof. Except as set forth on Schedule A, there are no outstanding (a) membership interests (including Member Units, Manager Units or Profits Interests) or other equity interests of the Company, (b) securities convertible or exchangeable into any membership interests (including Member Units, Manager Units or Profits Interests) or other equity interests of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, exchange, repurchase or redeem any membership interests (including Member Units, Manager Units or Profits Interests) or other equity interests of the Company or (d) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. Except for the Operating Agreement, there are no member agreements, voting trusts, buy-sell agreements, proxy agreements or other similar agreements with respect to the Company. The Interests indicated on Schedule A as being voting membership interests constitute the only voting securities, whether debt, equity or otherwise, of the Company, and there are no outstanding or authorized voting debt securities of the Company. The Closing Payment Calculation Statement, when delivered in accordance with Section 1.02(c), will be correct and complete.
(b)    Upon consummation of the transaction contemplated hereby, the Company will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of its assets. The Company does not have, and the transactions contemplated hereby will not trigger, any Liability for any Change of Control Payments.
4.05    Financial Statements.
(a)    Attached as Schedule 4.05(a) are correct and complete copies of: (i) the unaudited balance sheet of the Company as of August 31, 2013 (the “Latest Balance Sheet”), (ii) the reviewed balance sheet of the Company for the fiscal year ended December 31, 2012 (all such financial statements referred to in clauses (i) and (ii), collectively the “Financial Statements”). Except as set forth on Schedule 4.05(a), the Financial Statements have been prepared in accordance with GAAP, are in accordance with the books and records of the Company and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from ordinary year-end adjustments, in each case of clauses (x) and (y) that would not, individually or in the aggregate, be material to the Company). All reserves set forth in the Financial Statements are adequate in respect of the matters to which they relate.
(b)    The Company does not have any Liability, except for (i) liabilities reflected on the face of the Latest Balance Sheet and (ii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, misappropriation or violation of or Liability under any Law). The Company has no Liability for any Liability of the Members or their Affiliates.
(c)    The Company maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, which involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the independent auditors and directors of the Company. Except as set forth on Schedule 4.05(c), there has been no significant deficiency or material weakness of the nature described in clause (v) of this Section 4.05(c) that has been reported to the independent auditors or managers of the Company or its predecessors.
(d)    Schedule 4.05(d) sets forth a correct and complete list of all Indebtedness of the Company as of August 31, 2013. There is no Indebtedness owed by the Company to any Member, nor any Indebtedness owed by any Member to the Company.

4.06    Absence of Certain Developments. Since the date of the Latest Balance Sheet, (x) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect and (y) the Company has only conducted its business in the ordinary course of business consistent with past practices, except as set forth on Schedule 4.06. Without limiting the generality of the foregoing, except as set forth on Schedule 4.06, since January 1, 2013, the Company has not:
(a)    amended or modified its articles of organization or limited liability company operating agreement (or equivalent governing documents);
(b)    subjected any material portion of its properties or assets to any Lien;
(c)    sold, assigned, licensed, leased, transferred or otherwise disposed of any material portion of its tangible assets, except for sales of finished goods or inventory in the ordinary course of business consistent with past practices;
(d)    sold, assigned, licensed or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets or Intellectual Property;
(e)    made or granted any bonus or any compensation or salary increase to any current (or former) employee whose annual base salary is (or was at the time of his or her termination) in excess of $75,000 (except for annual salary increases in connection with annual performance reviews in the ordinary course of business consistent with past practice which do not exceed 5% of such employee’s previous base salary before such increase), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement, retention, change in control, bonus or deferred compensation agreement or employment contract;
(f)    made any loans or advances to, or guarantees for the benefit of, any Persons (except for travel advances to employees in the ordinary course of business);
(g)    entered into any Material Contract other than those listed on Schedule 4.11 or accelerated, terminated, modified, canceled or waived any material right with respect to any Material Contract;
(h)    made any election pursuant to Treasury Regulation Section 301.7701-3(c) (or any analogous provision of state or local income Tax Law);
(i)    experienced any damage, destruction or loss (whether or not covered by insurance) involving individually or in the aggregate at least $25,000 of its assets or properties;
(j)    made any capital expenditure or series of related capital expenditures, or entered into any commitment for capital expenditures or series of related capital expenditures involving more than $25,000 individually, or more than $50,000 in the aggregate;

(k)    split, combined or reclassified any of its membership interests, declared or paid any dividends or other distributions in respect of its membership interests, transferred, issued, purchased or redeemed any membership interests or any convertible securities into or exchangeable for any membership interests or made any other distributions to its equity holders other than distributions for members to pay taxes in respect of income of the Company;
(l)    issued any membership interests or profits interests or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests or other debt or equity securities or interests or profit interests or similar interest;
(m)    incurred, assumed or guaranteed any Indebtedness other than Indebtedness set forth on Schedule 4.05(d);
(n)    made or changed any election, changed an annual accounting period, adopted or changed any accounting method or policy, filed an amended Tax Return, entered into any closing agreement (as defined in Section 7121 of the Code), settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;
(o)    canceled or compromised any debt or claim or waived or released any material right of the Company;
(p)    incurred any obligation or entered into any Contract which either (i) required a payment of in excess of $50,000 or (ii) has a term that requires performance over a period in excess of one year;
(q)    merged, consolidated or made any capital investment into or with any other Person or acquired or combined with (by merger, consolidation, acquisition of securities or assets or otherwise) any corporation, partnership or other business organization or division or any material assets of any other Person or adopted any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;
(r)    commenced or entered into any settlement or release with respect to any Action;
(s)    made any change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law;
(t)    made any sale or other disposition of any of the assets reflected in the Financial Statements, except for sales of inventory or disposition of damaged or obsolete assets in the ordinary course of business consistent with past practices;
(u)    made any acquisition or purchase or disposition of any material assets, business or any product line; or
(v)    committed to do any of the foregoing.

4.07    Title to Properties; Condition and Sufficiency of Assets.
(a)    Except for the Liens set forth on Schedule 4.07 (all of which will be discharged at or prior to the Closing), the Company has good and valid title to, or holds pursuant to valid and enforceable leases, all of the personal property owned or leased by them (including the Acquired Assets), free and clear of all Liens, and except for sales of inventory by the Company in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet. Except with respect to the leased real property set forth on Schedule 4.08, no employee of the Company, Member or any Affiliate of any Member has any interest in any assets or property held or used by the Company. The Company does not own, and the Purchased Assets do not include, any assets that are subject to any Liens in favor of Oxy Vinyls, LP or any of its Affiliates.
(b)    The Acquired Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, necessary for the continued operation of the business of the Company as currently conducted. The tangible personal property, buildings, structures, improvements and fixtures of the Company are in good repair and good operating condition, ordinary wear and tear excepted, and are suitable for use in the business of the Company as currently conducted.
4.08    Real Property.
(a)    The Company does not own, and has never owned, any real property.
(b)    The real property demised by the real property leases set forth on Schedule 4.08 (the “Real Property Leases”) constitutes all of the real property leased by the Company. Except as set forth on Schedule 4.08, the Real Property Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such lease. The Company has delivered to Buyer copies of each of the Real Property Leases, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default (with or without notice or lapse of time, or both) under any of the Real Property Leases.
(c)    Other than with respect to the Real Property Leases, the Company is not, and has not at any time been, a party to, bound by, or subject to any written or oral lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property, whether as lessor, lessee or a party in any other capacity.
(d)    All facilities leased or subleased under any of the Real Property Leases by the Company have received all required Permits, including those relating to zoning, development, building, occupancy, and business approvals, that are necessary for the Company’s present and intended use of the facilities and premises leased or subleased under any of the Real Property Leases.
4.09    Inventory. Schedule 4.09 contains a correct and complete list of all raw materials, work in process, finished goods and other inventory of the Company (collectively, the “Inventory”) as of August 31, 2013. Each item of the Inventory is of merchantable quality, is not obsolete and is usable and saleable in the ordinary course of business, and none of such items are held on assignment or consignment, subject to adequate reserves reflected in accordance with GAAP on the Latest Balance Sheet. The Inventory is fairly and accurately reflected on the Latest Balance Sheet, subject to the reserves reflected on the face of the Latest Balance Sheet. Since the date of the Latest Balance Sheet, there has not been a material change in the level of Inventory, other than changes in the ordinary course of business consistent with the past practices. The Inventory as of the Closing Date will not include obsolete materials or materials below standard quality (or such materials included in the Inventory will be written down in the Closing Statement in accordance with GAAP).
4.10    Tax Matters. Except as set forth on Schedule 4.10:
(a)    The Company has timely filed all Tax Returns that it is required to file, and such Tax Returns are complete and accurate in all respects. The Company has paid all Taxes due and owing. All Taxes which the Company is obligated to withhold by Law, including from amounts owing to or allocable to any owner (including Members), employee, creditor or third party, have been duly withheld or collected and, to the extent required have been paid over to the proper Governmental Body and the Company has complied with all Tax Laws relating to the payment, withholding, reporting and recordkeeping with respect to such Taxes.
(b)    There is no dispute or claim concerning any Tax Liability of the Company claimed or raised by any Governmental Body of which the Company has received written notice. There is no pending or, to the Knowledge of the Company and Members, threatened Action by any Governmental Body with respect to the assessment or collection of Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.
(c)    The Company is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b)(2) and Section 1445(f)(3) of the Code.
(d)    There are no Tax Liens upon any assets of the Company.
(e)    The Company has not made any sale of inventory in the ordinary course of business to anyone other than resellers and similar customers, in each case, who satisfy all applicable requirements necessary for the Company to be exempt from sales or use Tax that would otherwise be applicable to such sales under applicable Law.
(f)    The unpaid Taxes of the Company do not exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Pre-Closing Statement.
(g)     No claim has ever been made or threatened by any Tax authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to Taxes imposed by that jurisdiction, nor, to the Knowledge of the Company and Members, is there any factual basis for any such claim.

4.11    Contracts and Commitments. Schedule 4.11 sets forth a correct and complete list of all the Contracts of the following types to which the Company is a party or by which it is bound, or to which any of its assets or properties is subject:
(i)    collective bargaining agreement or other Contract with any labor union or any bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(ii)    membership interest purchase, option, profits interest or similar plan or Contract;
(iii)    Contract for the employment or retention of any manager, officer, independent contractor, individual employee or other person on a full-time or consulting basis, including any Contract with any manager, officer, employee or independent contractor with respect to change of control, retention bonus, severance or similar benefits;
(iv)    any bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(v)    agreement or indenture or similar Contract relating to the borrowing of money or to mortgaging, pledging or other Indebtedness or otherwise placing a Lien on any material portion of the Company’s assets;
(vi)    guaranty of any obligation for borrowed money or other Contract relating to Indebtedness;
(vii)    lease or agreement or similar Contract under which it is lessor or lessee of any personal property for which the annual rental exceeds $50,000;
(viii)    the Real Property Leases;
(ix)    Contract or group of related Contracts with the same party (or Affiliates thereof that are known to be Affiliates of such party by the Company) for the purchase or sale of products or services, under which the undelivered balance of such products or services has a selling price in excess of $50,000;
(x)    any Contract relating to sales agency, sales representative, distribution arrangements, buying group or similar contracts;
(xi)    any commodities future, derivative or similar Contract;
(xii)    any covenant not to compete or similar Contract limiting the ability of the Company or any of its employees, officers, managers, members or directors to engage in any line of business or to compete with any Person in any respect, including with respect to any Contract purporting to limit in any way the geographic scope of the conduct of the business of the Company, or any of its employees, officers, managers, members or directors;

(xiii)    Contracts providing “most favored” pricing, rebates or any exclusive rights with respect to the manufacturing, sale, sales representative or distribution of the products of the Company or the purchase of raw materials or products from third parties;
(xiv)    any Contract for the purchase of any fixed asset for a price in excess of $25,000;
(xv)    Contracts relating to any capital expenditure or series of related capital expenditures involving more than $10,000 individually, or more than $25,000 in the aggregate;
(xvi)    any Contract for the sale or transfer of any of the assets or properties of the Company other than sales of finished goods inventory in the ordinary course of business;
(xvii)    Contracts involving any joint venture, partnership, strategic alliance, co-marketing, sharing of profits or losses or similar arrangement;
(xviii)    Contracts relating to any acquisition by the Company of any operating business or material portion of the assets or properties of any Person or any capital stock or other equity interest of any other Person;
(xix)    Contracts containing licenses granted by the Company to any Intellectual Property and licenses granted to the Company to the intellectual property of any other Person (excluding readily available, off-the-shelf software requiring aggregate payments of less than $50,000);
(xx)    any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or the Company is granted the authority to act for or on behalf of any Person;
(xxi)    any Contract that requires the payment of royalties, commissions, finders’ fees or similar payments;
(xxii)    any Contract with any Governmental Body, any plan of liquidation or reorganization or any bankruptcy order;
(xxiii)    any contract for the disposition of any portion of the assets or business of the Company (other than sales of inventory in the ordinary course of business consistent with past practice) or any contract for the acquisition of the assets or business of any other business (other than purchases of inventory or components in the ordinary course of business) or any capital stock or other equity interest of any other Person or any contract relating to any merger, consolidation or reorganization of the Company with any other Person;
(xxiv)    any Contract with any Major Customer or Major Supplier; and

(xxv)    any other Contract that (A) provides for future payments by the Company in excess of $50,000 per annum, (B) is not terminable by the Company upon notice of thirty (30) calendar days or less without penalty or (C) is otherwise material to the Company.
The Company is not in breach or default (nor would be with or without notice or lapse of time, or both) under any Contract listed or summarized on the Schedule 4.11 or required to be listed or summarized on such schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) and, to the Knowledge of the Company and Members, the other party to each of the Material Contracts is not in breach or default (nor would be with or without notice or lapse of time, or both) thereunder. Each of the Material Contracts is in full force and effect and constitutes the valid and binding obligation of the Company and, to the Knowledge of the Company and Members, the other party(ies) thereto in accordance with its terms. Assuming all consents set forth on Schedule 4.03(b) are obtained, each Material Contract will continue to be legal, valid, binding, and enforceable against Buyer and, to the Knowledge of the Company and Members, the other party(ies) to such Material Contracts, and in full force and effect on the same terms after the Closing. The Company has not repudiated any Material Contract or given or received any written or, to the Knowledge of the Company and Members, oral notice that any party intends to terminate any Material Contract, and to the Knowledge of the Company and Members, no party to any Material Contract intends to terminate or not renew any such Material Contract. The Company has previously delivered to Buyer correct and complete copies of all Material Contracts, together with all material amendments, waivers or other changes thereto.
4.12    Intellectual Property.
(a)    Schedule 4.12 sets forth a true and complete list of the following categories of Intellectual Property owned by the Company: (i) all registered, applied for and unregistered trademarks; (ii) all issued and applied for patents; (iii) all registered and applied for copyrights; (iv) all internet domain names; and (v) all material software. All material registration, maintenance, renewal and annuity fees and Taxes have been paid, and all material documents have been filed in connection with the Company’s registered Intellectual Property or pending applications therefor.
(b)    Schedule 4.12 sets forth a true and complete list of: (i) all material licenses, sublicenses, consents or other Contracts pursuant to which the Company is licensed or otherwise granted rights in or permitted to use any Intellectual Property owned by a third party in the business of the Company, and (ii) all licenses, sublicenses, consents or other Contracts pursuant to which the Company has licensed to any third party any Intellectual Property. Except pursuant to the licenses listed on Schedule 4.12, the Company has no obligation to compensate any third party for the use of any Intellectual Property. None of the Members or their respective Affiliates (other than the Company) owns or has any right to use any of the Intellectual Property.
(c)    The Company exclusively owns, licenses, or otherwise has a valid right to use the Intellectual Property used in the business free and clear of any Liens. Each of the Company’s current or former employees, officers, members, managers, directors, agents, consultants, contractors or the like who have contributed to or participated in the creation or development of any Intellectual Property owned by or purported to be owned by the Company (1) has executed an assignment or an agreement to assign in favor of the Company all right, title and interest in and to such material; or (2) with respect to agents, consultants, independent contractors or the like, is, or at the time of such contribution or participation was, a party to a binding “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein. No past, present or future royalties or other fees are or will be payable to any current or former employee, officer, member, manager, director, agent, consultant or independent contractor with respect to any Intellectual Property used in the business.
(d)    All registered trademarks and issued patents identified in Schedule 4.12 are in full force and effect and currently in good standing and have not been cancelled, expired or abandoned.
(e)    The Company has taken all reasonable steps to protect and preserve their respective rights in all material confidential information and all trade secrets that comprise any part of the Intellectual Property owned by or licensed to the Company and to protect and preserve all confidential information or trade secrets provided by any third party to the Company that the Company is obligated to keep confidential, including by maintaining commercially reasonable security programs and privacy policies. To the Knowledge of the Company and Members, there has been no unauthorized disclosure or use of confidential information owned by the Company or any other Person by any employee, officer, member, manager, director, contractor or the like within the scope of their relationship with the Company.
(f)    The Company has not suffered a security breach with respect to its data or systems nor has it received any written notice regarding any violation of any privacy law, and, to the Knowledge of the Company and Members, the Company has not had any data breach involving the personal information of any Person. The Company has maintained and used data with respect to its business at all times in accordance in all material respects with all applicable Laws, including those affecting privacy and data protection.
(g)    Except as set forth on Schedule 4.12, neither the conduct of the business of the Company as currently conducted nor the use or exploitation of any of its Intellectual Property infringes, misappropriates, violates or dilutes any rights of any Person. Without limiting the foregoing, there is no settlement, forbearance to sue, consent, order, judgment, injunction or award (whether temporary, preliminary or permanent) of any Governmental Body which limits the Company’s rights to use or practice any Intellectual Property, and none of the Intellectual Property owned by the Company has been declared invalid, unenforceable or been limited by any official body. There is no pending or, to the Knowledge of the Company and Members, threatened, Action, and there has been no such Action since the Plan Effective Date, or to the Knowledge of the Company and Members, in the three (3) year period preceding the Plan Effective Date: (i) challenging the validity or enforceability of any of the Intellectual Property owned by or licensed to the Company or contesting the Company’s rights with respect to such Intellectual Property, or (ii) asserting that any use or exploitation by the Company of any Intellectual Property, or the conduct of the business of the Company as currently conducted, infringed upon, misappropriated, diluted or violated or currently infringes upon, misappropriates, dilutes or violates the rights of any Person. To the Knowledge of the Company and Members, no basis for any of the foregoing exists. To the Knowledge of the Company and Members, except as set forth on Schedule 4.12, no Person is infringing, misappropriating or violating any Intellectual Property rights of the Company. Except as set forth in Schedule 4.12, all of the Material Contracts relating to sales, sales agency, distribution or similar arrangements are terminable by the Company without penalty upon thirty (30) days’ notice or less without penalty and without any further obligation of the Company to make any further commission or other payments thereunder.
4.13    Litigation. Except as set forth on Schedule 4.13, there are no Actions pending now or since the Plan Effective Date or, to the Knowledge of the Company and Members, during the (4) year period preceding the Plan Effective Date or, to the Knowledge of the Company and Members, threatened against the Company or its assets or properties (or against any of its managers, officers, members or employees in their capacities as such), at law or in equity, or before or by any Governmental Body. Neither the Company nor its assets or properties are subject to any outstanding order, injunction, judgment or decree, other than the Confirmation Order. The Company is not a party to any settlement or other agreement in respect of any Action under which there is any further Liability of the Company. There is no Action pending or, to the Knowledge of the Company and Members, threatened, which, if determined adversely to the Company would be, individually or in the aggregate, material to the Company or would have an adverse effect on the ability of the Members or the Company to consummate the transactions contemplated by this Agreement. To the Knowledge of the Company and Members, no Actions are threatened which seek to challenge or affect the enforceability of the Plan of Liquidation, the Confirmation Order or any related Proceedings, and no facts or circumstances exist that could reasonably be expected to give rise to any such Actions.
4.14    Employee Benefit Plans.
(a)    Schedule 4.14(a) sets forth a true and complete list of all “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “welfare plans” (as defined under Section 3(1) of ERISA), employment or consulting agreements, or any other equity or equity-based, severance, retention, change in control, fringe benefit, bonus, vacation pay, incentive, retirement or deferred compensation or other employee benefit plan, program, policy, agreement or arrangement (whether written or oral), in any case that the Company sponsors, is a party to, contributes to, participates in or has a commitment to create or with respect to which the Company has any liability or contingent liability (collectively, the “Plans”). With respect to each Plan, the Company has made available to Buyer a correct and complete copy thereof, including to the extent applicable (i) the current trust agreement or other funding instrument, (ii) the most recent favorable determination letter from the Internal Revenue Service, (iii) the most recent summary plan description and (iv) the most recent Form 5500 and attached schedules.
(b)    With respect to each of the Plans:
(i)    Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no event has occurred which will or could give rise to disqualification of any such Plan. Each Plan complies in form and in operation in all material respects with the requirements of applicable Law, including the Code and ERISA, and each Plan has been administered in form and operation in all material respects in accordance with applicable Law and its terms.

(ii)    To the Knowledge of the Company and Members, no event has occurred and no condition exists that could reasonably be expected to subject the Company to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA or the Code. No non-exempt “prohibited transaction” (as that term is defined under Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan.
(iii)    With respect to any Plan (or the assets thereof), (i) no Actions (other than routine claims for benefits) are pending or to the Knowledge of the Company and Members threatened, and no facts or circumstances exist that could reasonably be expected to give rise to any such Actions (other than routine claims for benefits), (ii) none of the assets of any Plan are invested in employer securities or employer real property and (iii) the Company has not received notice that any governmental investigation is threatened or pending.
(iv)    With respect to the Plans, all required contributions due on or before the Closing Date have been made or properly accrued on or before the Closing Date.
(v)    None of the Plans is subject to Title IV of ERISA nor provides for medical or life insurance benefits to retired or former employees of the Company (other than as required under Code Section 4980B, or similar state Law). The Company is not a participating or contributing employer in and does not have any Liability, contingent or otherwise, with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).
(c)    The consummation of the transactions contemplated by this Agreement will neither entitle any current or former employee or other service provider of the Company to any severance or other payment (including golden parachute) under any Plan nor cause any amounts payable under any Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
(d)    There have been no acts or omissions under Section 409A or Section 457A of the Code for which the Company may be liable with respect to a nonqualified deferred compensation plan (within the meaning of Section 409A or Section 457A of the Code).
(e)    All Plans comply in form with all requirements of applicable law and have been administered in all material respects in accordance with their terms and with all applicable requirements of law, and no event has occurred which will or could cause any such Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.
4.15    Insurance. Schedule 4.15 lists each insurance policy maintained by the Company. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the businesses of the Company. All such insurance policies are in full force and effect and enforceable, and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid. The Company is not in default with respect to or breach of (nor would be with or without notice or lapse of time, or both) its obligations under any such insurance policies. The Company has not received any written notice of cancellation or non-renewal of any such policy, nor, to the Knowledge of the Company and Members, has the termination of any such policies or arrangements been threatened. The Company has not been refused any insurance with respect to its assets or operation and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Assuming all consents set forth on Schedule 4.3(b) are obtained, all such policies will continue in full force and effect from and after the Closing and the consummation by each Member and the Company of the transactions contemplated hereby, do not and will not violate or conflict with, result in a breach or termination of, constitute a default under, permit the revocation or cancellation of, or result in or constitute a circumstance which, with or without notice or lapse of time or both would result in any of the foregoing under, any such policy.
4.16    Compliance with Laws. Except as set forth on Schedule 4.16:
(a)    The Company is in compliance in all material respects with all applicable Laws, including with respect to extending credit, credit checks, charging and collecting interest, and collections of accounts. Since the Plan Effective Date and, to the Knowledge of the Company and Members, during the four (4) year period preceding the Plan Effective Date, the Company (or its predecessor) has not received any written notice of or been charged with any violation of any such Laws, and no material condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation under any such Law.
(b)    Without limiting the generality of Section 4.16(a), Since the Plan Effective Date and, to the Knowledge of the Company and Members, during the four (4) year period preceding the Plan Effective Date, the Company (or its predecessor) has not received written notice that it is or may be in violation of the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 through 78ff), or any Laws relating to export controls (including the Export Administration Regulations set forth in volume 15 of the Code of Federal Regulations (the “CFR”), or the International Traffic in Arms Regulations set forth in volume 22 of the CFR), trade embargoes (including the regulations administered by the Office of Foreign Assets Control, U.S. Department of Treasury and set forth in volume 31 of the CFR), or antiboycott compliance (including the regulations set forth at Part 760 of volume 15 of the CFR and the Laws set forth at Section 999 of the Code) and the Company and Members have no Knowledge of any such violation during such period.
(c)    Since the Plan Effective Date the Company has not exported any materials or products to, and the Company has not imported any materials or products from, any country outside of the United States.

(d)    Except as set forth on Schedule 4.16(d), since the Plan Effective Date the Company is in compliance in all material respects with all Product Certifications applicable to the products of the Company. Except as set forth on Schedule 4.16(d), all products sold by the Company have been manufactured to the same specifications as those products that have been randomly tested, and all of such randomly tested products have passed all applicable tests and met all applicable product standards, all as provided under applicable Law or otherwise promulgated by any Governmental Body. The manufacturing practices of the Company and its suppliers comply in all material respects with all applicable Laws and regulations.
(e)    Except for reseller certificates set forth on Schedule 4.16(e)(i) which the Company is in the process of obtaining (and the absence of which could not reasonably be expected, individually or in the aggregate, to be material to the business conducted by the Company), the Company has obtained and possess all material Permits necessary for the lawful operation of the business of the Company as currently conducted, and Schedule 4.16(e)(ii) lists all such Permits. The Company is in compliance in all material respects with all such Permits, and such Permits are in full force and effect. The Company has previously made available to Buyer correct and complete copies of such Permits. Assuming all consents set forth on Schedule 4.03(b) are obtained, each Permit will continue in full force and effect from and after the Closing and the consummation by the parties of the transactions contemplated hereby, do not and will not violate or conflict with, result in a breach or termination of, constitute a default under, permit the revocation or cancellation of or require the reapplication for, or result in or constitute a circumstance which, with or without notice or lapse of time or both would result in any of the foregoing under, any Permit.
4.17    Environmental Matters. Except as set forth on Schedule 4.17:
(a)    Since the Plan Effective Date the Company has been and, to the Knowledge of the Company and Members, during the four (4) year period preceding the Plan Effective Date the Company’s predecessor was, in compliance with all Environmental Laws, and any past noncompliance has been fully satisfied and resolved.
(b)    The Company holds and is in compliance with, and since the Plan Effective Date has held and been in compliance with, all Permits required under Environmental Law to operate at the real property leased pursuant to the Real Property Leases and to carry on the business of the Company as currently conducted.
(c)    The Company has not received any written notice, nor, to the Knowledge of the Company and Members, during the four (4) years prior to the date hereof (including, prior to the Plan Effective Date, with respect to the Company’s predecessor), has any been threatened, regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, penalties, attorney fees under Environmental Laws.
(d)    There is no pending or, to the Knowledge of the Company and Members, threatened Action arising under any Environmental Laws against the Company or its Affiliates.

(e)    The Company is not bound by, or subject to, any agreement or order requiring it to indemnify or hold any Person harmless against or otherwise bear, in whole or part, any costs, damages, expenses, claims, Liabilities, or other amounts with respect to any Release of Hazardous Substances.
(f)    No Release of any Hazardous Substance (i) is occurring at, from or to any real property leased pursuant to the Real Property Leases, or (ii) has occurred during the Company’s lease of the real property leased pursuant to the Real Property Leases, or, to the Knowledge of the Company and Members, prior to such lease or ownership, in each case so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, penalties or attorney fees under CERCLA or any other Environmental Laws.
(g)    No property currently or formerly owned, occupied, used or leased by the Company, or at which the Company previously transported, disposed, or arranged for the transportation or disposal of Hazardous Substances, is currently listed or proposed for listing on the National Priorities List or any analogous state or foreign list.
(h)    None of the Company or its Affiliates have installed or allowed to exist at any property currently or formerly owned, occupied, used or leased by the Company any of the following: (i) underground storage tanks (active or abandoned), (ii) asbestos‑containing material, (iii) materials or equipment containing polychlorinated biphenyls, (iv) landfills, surface impoundments, or disposal areas, (v) toxic mold, (vi) groundwater monitoring wells, potable drinking water wells, production water wells, or petroleum wells.
(i)    There has been no exposure of any Person or property to any Hazardous Substances at any property currently or formerly owned, occupied, used or leased by the Company, or in connection with the operations of the Company, that could reasonably be expected to form the basis of a claim for damages or compensation or other Liability of the Company.
(j)    The Company has previously made available to Buyer correct and complete copies of all environmental reports, assessments, audits and permits within its possession or control concerning any property currently or formerly owned, leased, used or operated by the Company.
4.18    Affiliate Transactions. Except as set forth on Schedule 4.18, no Affiliate of the Company or any officer, manager, employee, Member, equityholder or other legal, record or beneficial owner of the Company, or any Affiliates or any parent, spouse, domestic partner, child or sibling by blood, marriage or adoption of any of the foregoing Persons (other than the Company) or any trust or entity (other than the Company) in which any of the foregoing Persons has a direct or indirect interest (including as an officer, director, manager, member, shareholder, or equity owner, other than as an owner of less than an aggregate of one percent (1%) of the outstanding shares of any class of capital stock of any publicly traded company), is a party to any agreement, Contract, commitment or transaction with the Company relating to the Acquired Assets or has any direct or indirect interest in any of the Acquired Assets. The agreements, Contracts, commitments or other transactions set forth or required to be set forth on Schedule 4.18 are hereinafter referred to as the “Affiliate Transactions.”

4.19    Employment and Labor Matters. Except as set forth on Schedule 4.19:
(a)    The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, work stoppage, walkout, slowdown, hand billing, picketing other “concerted action” or other collective bargaining dispute involving any of the employees. No NLRB unfair labor practice charge (or litigation alleging such claim) has been filed or threatened or is presently pending relating to an employee.
(b)    There are no material disputes pending or, to the Knowledge of the Company and Members, threatened between the Company and any of its employees. The Company has complied and is in compliance in all material respects with all federal, state and local Laws relating to labor and employment practices, including all Laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, immigration, and equal employment opportunity and are not engaged in any unfair labor or unlawful employment practice.
(c)    There is no written or oral Contract between the Company and any vendor providing leased or temporary employees. The Company is in material compliance with all Laws regarding Tax and benefits treatment applicable to independent contractors, consultants, temporary and leased employees.
(d)    The Company has not taken any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Relocation Notification (WARN) Act or could otherwise trigger any notice requirement or Liability under any local or state plant closing notice Law. Schedule 4.19(d) sets forth a list of all employees of the Company that have been terminated (and the reason for such termination) during the past twelve (12) months.
(e)    There are no current union representation questions involving employees of the Company. To the Knowledge of the Company and Members, (i) no representation election petition has been filed by any employee or is pending with the NLRB and (ii) no union organizing campaign involving or affecting any employee has occurred, is in progress or is threatened against the Company.
4.20    Customers and Suppliers. Schedule 4.20 contains a list of the (i) top ten (10) customers (by net revenue) (the “Major Customers”) of the Company for the twelve (12) month period ended August 31, 2013 and (ii) the top ten (10) suppliers (by dollar value of purchases by the Company) (the “Major Suppliers”) of the Company during such period. Since the Plan Effective Date, (i) the Company has not received any written (or, to the Knowledge of the Company and Members, oral) notice that any Major Customer or Major Supplier intends to materially reduce in the aggregate its purchases from or sales to, as applicable, the Company, and (ii) the Company has not received any notification that any Major Customer or Major Supplier intends to cease doing business with the Company.

4.21    Product Liability; Product Warranty and Rebates; Product Recalls.
(a)    Attached on Schedule 4.21(a) are correct and complete copies of all standard or extended product warranties of the Company and all customer rebate program terms and conditions of the Company currently in effect (the “Company Warranties and Rebates”). There are no warranties or rebate programs of the Company that deviate from the Company Warranties and Rebates. Schedule 4.21(a) sets forth a correct and complete list of Company product warranty claims and rebate reports for the period since the Plan Effective Date. Adequate reserves for all Company Warranties and Rebates have been recorded in accordance with GAAP on the Financial Statements.
(b)    Except as set forth on the Schedule 4.21(b), since the Plan Effective Date with respect to the Company, there have been no Actions pending or, to the Knowledge of the Company and Members, threatened against the Company relating to alleged defects in the products manufactured, distributed, sold, delivered or provided by the Company, or the failure of any such products to meet the warranty specifications or contractual commitments applicable thereto.
(c)    Except as set forth on the Schedule 4.21(c), there are no pending, or to the Knowledge of the Company and Members, threatened recalls for the products of the Company. Except as set forth on Schedule 4.21(c), since the Plan Effective Date, there have been no product recalls or market withdrawals or post-sale warnings involving any product manufactured, distributed or sold by or on behalf of the Company and, to the Knowledge of the Company and Members, no facts or circumstances exist that could reasonably be expected to result in such actions with respect to its current product pipeline which, individually or in the aggregate, would be material to the Company.
4.22    Brokers. None of the Company nor any of its Affiliates or representatives has employed or made any agreement with any investment banker, broker, finder or similar agent or any other Person that will result in any obligation of the Buyer or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
4.23    Accounts Receivable. The accounts receivable reflected in the Financial Statements have been recorded in accordance with GAAP, consistently applied, and are subject only to the allowance for doubtful accounts reflected in the Financial Statements, which amount is adequate and has been determined consistently with GAAP as applied in the Financial Statements. All such accounts receivables represent actual indebtedness or other obligations incurred by the applicable account debtors and were valid and existing as of the date thereof, and all receivables reflected in the Closing Statement will represent actual indebtedness or other obligations incurred by the applicable account debtors and will be valid and existing as of the date of thereof, and in each case such receivables reflect (or will reflect, as applicable) payment rights held by the Company arising from bona fide transactions with unrelated parties in the ordinary course of business of the Company consistent with past practices. To the Knowledge of the Company and Members, as of the date of this Agreement, there are no disputes or other facts or circumstances that could reasonably be expected to result in any material increase in the uncollectability or delinquency in payment of any receivables held by or owed to the Company. Set forth on Schedule 4.23 is a correct and complete list of all indebtedness owed to the Company by customers of the Company, including the terms of such indebtedness (including whether such indebtedness is secured or unsecured). The Company performs such credit and background checks as are customary or required by applicable Law for a similarly situated lender prior to extending credit to any Person and has only extended credit to Persons in accordance with applicable Law.
4.24    Accuracy of Statements. Neither this Agreement nor any schedule or certificate furnished or to be furnished by or on behalf of the Members or the Company to Buyer or any representative or Affiliate of Buyer in connection with this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Members and the Company as follows:
5.01    Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and full power and authority to enter into this Agreement and perform its obligations hereunder.
5.02    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer subject only to obtaining the Board and Shareholder Approvals and Lender Consents, and no other proceedings by Buyer or its shareholders are necessary to authorize the execution, delivery or performance of this Agreement other than the Board and Shareholder Approvals and Lender Consents. This Agreement constitutes, subject only to obtaining the Board and Shareholder Approvals and Lender Consents, a valid and binding obligation of Buyer, enforceable in accordance with its terms.
5.03    No Conflict. The execution, delivery and performance of this Agreement and its Ancillary Documents by Buyer and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation, acceleration or termination of, result in the creation of any Lien upon any assets or properties of Buyer under, any indenture, mortgage, lease, loan agreement or other agreement, instrument or other Contract to which Buyer is a party or to which its assets or properties is bound, or any Law, statute, rule or regulation or order, judgment, decree or Permit to which Buyer is subject or to which its assets or properties is bound, other than the Board and Shareholder Approvals and Lender Consents.
5.04    Consents, etc. Subject only to obtaining the Board and Shareholder Approvals and Lender Consents, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this

Agreement or the consummation of the transactions contemplated hereby, and no other consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to submit or obtain the same would not have a material adverse effect on Buyer’s ability to consummate the transaction contemplated by this Agreement.
5.05    Brokers. Neither Buyer nor any of its Affiliates or representatives has employed or made any agreement with any investment banker, broker, finder or similar agent or any other Person that will result in any obligation of the Company or Members to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS
6.01    Conduct of the Business.
(c)    From the date hereof until the Closing Date, except as set forth on Schedule 6.01, the Company shall, and the Members shall cause the Company to, (i) operate only in the ordinary course of business consistent with past practice, (ii) preserve intact the current business organization and personnel of the Company, (iii) preserve the good will and advantageous relationships of the Company with customers, suppliers, employees and other Persons material to the operation of their respective businesses and (iv) not permit any action or omission which would cause any of the representations or warranties of the Members or the Company contained herein to become inaccurate or any of the covenants of any Member or the Company to be breached.
(d)    Without limiting the generality of Section 6.01(a), from the date hereof until the Closing Date, except as otherwise expressly provided for by this Agreement or consented to in writing by Buyer, the Company shall not, and the Members shall not permit the Company to:
(i)    take any action or suffer to exist any event or circumstance of the type which, if taken or suffered during the period from January 1, 2013 to the date hereof, would have been required to be disclosed on Schedule 4.06;
(ii)    fail to maintain in full force and effect the current policies of insurance of the Company, subject only to variations required by the ordinary course of business;
(iii)    change or modify in any material respect the existing credit, collection and payment policies, procedures and practices of the Company with respect to accounts receivable and accounts payable, respectively, including acceleration of collection of receivables, or failure to pay or delay in payment of payables;
(iv)    enter into, adopt, amend or terminate any bonus, severance, retention, profit sharing or other benefit plan or program or any arrangement that would be a Plan if such action were taken;

(v)    enter into, adopt, amend or terminate any employment contract with respect to, or make or grant any compensation or salary increase to, any current or former employees, officers, directors, members or managers of the Company;
(vi)    incur any obligation or enter into any Contract which requires a payment in excess of $50,000 or has a term that requires performance over a period in excess of one year;
(vii)    enter into, amend, modify, cancel or terminate any Material Contract;
(viii)    sell, assign, license, lease, transfer or otherwise dispose of any Acquired Asset, except for sales of finished goods or inventory in the ordinary course of business consistent with past practices;
(ix)    make or change any election, change an annual accounting period, adopt or change any accounting method or policy, file an amended Tax Return, enter into any closing agreement (as defined in Section 7121 of the Code), settle any Tax claim or assessment, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case with respect to the Acquired Assets; or
(x)    authorize or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.
6.02    Access to Books and Records; Due Diligence. From the date hereof until the Closing Date, the Company shall, and the Members shall cause the Company to, (a) give Buyer and Buyer’s Representatives full access to all of the facilities, properties, books, records, information and Contracts of the Company and (b) make the officers, managers and employees and representatives of the Company available to Buyer and its Representatives as Buyer and its Representatives shall from time to time reasonably request. Without limiting the foregoing, (i) the Company shall furnish Buyer and its Representatives with any and all information which Buyer or its Representatives determine necessary or desirable in order to complete Buyer’s business, financial, functional, regulatory and legal due diligence, including tax, employee benefits and arrangements, environmental matters, pending and threatened litigation, warranty history, supply chain and intellectual property, of the Company and its assets, Liabilities, operations and prospects and (ii) Buyer and its Representatives shall be permitted to conduct environmental investigations and testing with respect to the Company’s facilities and leased real property.
6.03    Notices and Consents.
(e)    Subject to Section 6.03(b), Buyer, Members and the Company shall each use their commercially reasonable efforts to obtain all consents and approvals, and to file or otherwise deliver all notices, required to consummate the transactions contemplated hereby, including the consents and approvals set forth (or required to be set forth) in any Section of this Agreement or the Schedules to this Agreement.

(f)    Each of Buyer, the Seller Representative and the Company shall, within ten (10) Business Days after the date hereof, make or cause to be made all filings and submissions under any Laws applicable to them and their Affiliates for the consummation of the transactions contemplated herein, if any. Notwithstanding the foregoing, this Section 6.03(b) shall not apply to Tax matters involving any Governmental Body.
6.04    Conditions. The parties shall use commercially reasonable efforts to cause the conditions set forth in Article II to be satisfied (but in no event shall any party be required to waive any condition), and, subject to Section 1.03, to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article II (other than those to be satisfied at the Closing); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to prosecute, maintain or defend any Action or effect or commit to effect, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of any of its assets or businesses (including the Acquired Assets after Closing) in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding.
6.05    Exclusivity. Prior to the Closing, the Members and the Company shall not, and shall cause their respective directors, managers, officers, employees, representatives, agents or Affiliates or Representatives not to, directly or indirectly, solicit, initiate, encourage, respond favorably to, or condone inquiries or proposals from, or provide any non-public or confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its Representatives) concerning (i) any merger, amalgamation, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Company or any division of the Company, (ii) any purchase or other acquisition by any Person of the Interests or Acquired Assets or (iii) any sale or issuance by the Company or of any limited liability company interests, profit interests or any other securities or equity interests of any kind (each, an “Acquisition Proposal”). Each of the Members and the Company shall (and shall cause their respective Representatives to) cease immediately any and all discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) regarding any Acquisition Proposal. The Members and the Company shall promptly (but in any event within one (1) Business Day) advise Buyer of, and communicate to Buyer the terms and conditions of (and the identity of the Person making), any such inquiry or proposal.
6.06    Notification. From the date hereof until the Closing Date, as promptly as practicable following the discovery thereof, the Members and the Company shall disclose to Buyer in writing any development, fact or circumstance arising after the date hereof causing a breach of any of the representations and warranties contained in Article III or Article IV and of any breach of the covenants in this Agreement made by the Company or any Member, including any Environmental Liability or potential Environmental Liability. Should any such developments, facts or circumstances require any change to the disclosure schedules in order for the representations and warranties contained in Article III or Article IV to be true as of and on the Closing Date, the Seller Representative shall promptly deliver or cause to be delivered to Buyer a supplement to the disclosure schedule specifying such change(s) (each such supplement, a “Schedule Supplement”). No information or Schedule Supplement provided to Buyer pursuant to this Section 6.06 shall be deemed to cure any breach of any representation or warranty or covenant or agreement contained in this Agreement or have any effect for purposes of the indemnification obligations of the Company or Members or the conditions to Closing set forth in Article II or Buyer’s ability to terminate the Agreement pursuant to Article VII.
6.07    Interim Financial Statements. The Company shall provide to Buyer as soon as practical after the end of each calendar month prior to the Closing Date financial statements for the Company as regularly prepared by the management of the Company in the ordinary course of business and any audited financial statements as and when issued by the Company.
6.08    Affiliate Transactions. The Members and the Company shall (and shall cause their respective Affiliates to) terminate each of the agreements, Contracts, commitments and transactions listed (or required to be listed) on Schedule 4.18 effective at or prior to the Closing, without any cost to, payment by or Liability of the Company, except for such Contracts and transactions which are marked with an asterisk thereon or otherwise designated in writing by Buyer.
6.09    Employee Matters. Subject in all respects to the Transition Agreement:
(b)    On or prior to the Closing Date and effective as of the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all employees of the Company (other than the employees set forth on Schedule 6.09(a)) on terms and conditions of employment, including cash compensation, bonuses, and employee benefits as determined in the sole discretion of Buyer, but subject to Section 6.09(c). The employees who accept Buyer’s offers of employment and commence employment with Buyer effective as of the Closing Date are herein collectively referred to as the “Transferred Employees.”
(c)    The Company and its Affiliates shall be solely liable for any severance, separation, change of control, retention, bonus, profits interest, deferred compensation, accrued vacation or similar benefits that are payable to any employee in connection with or as a result of the transactions contemplated by this Agreement, all of which, for the avoidance of doubt, shall constitute Excluded Liabilities hereunder and shall be paid and discharged when due solely by the Company and its Affiliates.
(d)    With respect to any employee or employee benefit plan, program or arrangement maintained by Buyer or its Affiliates (including any severance plan or vacation policy), for all eligibility and vesting purposes (other than benefit accrual under a defined benefit plan), a Transferred Employee’s service with the Company prior to Closing shall be treated as service with Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(e)    All Transferred Employees shall cease to participate in and accrue benefits under all Plans for periods from and after the Closing.
(f)    Nothing in this Section 6.09 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee or Transferred Employee, any participant in any Plans or any dependent or beneficiary thereof, or any right to continued employment with the Company, Buyer or any of its Affiliates. Nothing in this Section 6.09 shall constitute an amendment to any Plan or any other plan or arrangement covering employees or Transferred Employees. The Company, Buyer and their respective Affiliates shall cooperate with each other and shall provide each other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.09.
(g)    The Members and the Company shall use their commercially reasonable efforts to cause the senior managers of the Company set forth on Schedule 6.09(f) to execute Employment Agreements effective as of Closing.
6.10    Intellectual Property Assignments. Effective as of the Closing, each Member and any other Person (including Steve Killgore) who may have contributed to the Intellectual Property of the Company shall assign to Buyer all of their respective right, title and interest in and to all Intellectual Property developed, made, invented or acquired by such Person, if any, from the activities of such Person (whether as a member, manager, officer, employee, consultant or otherwise) relating to the Company prior to the Closing, and each such Person shall execute and deliver to the Buyer all assignments or other documents or instruments reasonably requested by the Buyer in order to effectuate such assignments (the “Intellectual Property Assignments”).
6.11    Confidentiality. Each of the Company and Members shall, and shall cause each of his, her or its Affiliates to, maintain all non-public or confidential information relating to the Acquired Assets or Buyer or its Affiliates or their respective operations in strict confidence and not disclose to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (i) any information which becomes publicly available after the Closing Date through no fault of the Company or any Member or any of his, her or its Affiliates, (ii) any information which after the Closing is legitimately received by the Company or any Member or any of his, her or its Affiliates from a third party (provided such third party is not known by the Company or any Member or any of his, her or its Affiliates to be bound by an obligation of secrecy) and (iii) any disclosure required by Law or any Governmental Body, so long as notice of such disclosure is given to Buyer prior to making such disclosure and the Company and Members cooperate with Buyer as Buyer may reasonably request to resist such disclosure. Nothing in this Agreement shall prevent (i) Buyer or its Affiliates from making any filings or disclosures required by Law (including any applicable securities Laws), its bond indentures or the rules of any stock exchange or publicly issuing a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which shall be determined by Buyer and its Affiliates in their sole discretion) or (ii) any party enforcing its rights under this Agreement. The parties acknowledge and agree that if the transaction contemplated by this Agreement fails to close or be consummated for any reason, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and the provisions thereof shall apply fully to each party and their respective Affiliates.
6.12    Bulk Transfer Laws. The parties hereby waive the requirements of any applicable bulk sales law provisions in jurisdictions in which the Acquired Assets are situated or which may otherwise be applicable to the transactions contemplated by this Agreement.
6.13    Transfer of Permits. To the extent that any Permits are transferable by the Company to Buyer, the Company as transferor, and Buyer, as transferee, will as soon as practicable on or after the Closing Date execute and file with the appropriate Governmental Body, application for approval of the transfer of each of such Permits to the reasonable satisfaction of Buyer. The Company agrees to use its best efforts as soon as practicable after the Closing to assist Buyer, in obtaining all Permits necessary for the operation by Buyer of the business currently conduct by the Company following the Closing Date, including taking all reasonably necessary steps to relinquish the Permits held by the Company.
6.14    Transfer of Bank Accounts. Effective upon the Closing, the Company shall transfer title and ownership of all bank accounts, checking accounts, safe deposit boxes, lockboxes and similar accounts and items to Buyer, and shall cause the authority of all Persons authorized to draw thereon or have access thereto to be revoked and shall cooperate with Buyer to grant powers of attorney or comparable delegation giving such Persons as may be directed in writing by Buyer the authority to draw upon or have access to such accounts and items from and after Closing. To the extent that the Company has left cash in any such transferred bank account for the purpose of satisfying issued but uncleared checks and drafts relating to payroll, bonus or similar employee obligations of the Company that have been taken into account in the calculation of Estimated Cash on Hand, Buyer agrees that it will not sweep such portion of cash from such bank accounts.
ARTICLE VII

TERMINATION
7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(c)    by the mutual written consent of Buyer and the Seller Representative;
(d)    by the Seller Representative or Buyer after the Outside Date, if the Closing shall not have taken place on or before November 30, 2013 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to (i) the Seller Representative if the failure of the Seller Representative, any Member or the Company to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date or (ii) Buyer if the failure of Buyer to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date;
(e)    by Buyer, if there shall have been a material breach of any covenant, obligation, representation or warranty of the Seller Representative, any Member or the Company hereunder, and in the case of a breach of covenant or obligation only, such breach shall not have been remedied within ten (10) Business Days after receipt by the Seller Representative of a notice in writing from Buyer specifying the breach and requesting such breach be remedied;
(f)    by the Seller Representative, if there shall have been a material breach of any covenant, obligation, representation or warranty of Buyer hereunder, and in the case of a breach of covenant or obligation only, such breach shall not have been remedied within ten (10) Business Days after receipt by Buyer of notice in writing from the Seller Representative specifying the breach and requesting such breach be remedied;

(g)    by either Buyer or the Seller Representative, if a court of competent jurisdiction or Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(h)    by Buyer, if the individuals set forth on Schedule 6.09(f) do not execute and deliver the Employment Agreements on the date hereof or if any such individual repudiates his or her Employment Agreement or if any such individual is otherwise unavailable, unable or unwilling to perform his or her employment services under such Employment Agreement after the Closing, including any such individual’s employment with the Company being terminated at or prior to the Closing; or
(i)    by Buyer, if any event shall have occurred or circumstance shall have come into effect that, in the reasonable judgment of the Buyer, has had or is reasonably likely to have a Material Adverse Effect.
7.02    Effect of Termination. In the event of the termination of this Agreement by either Buyer or the Seller Representative as provided in Section 7.01, the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section 7.02 and Article X which shall survive the termination of this Agreement in accordance with their terms), and there shall be no Liability on the part of any of Buyer, the Company, the Members or the Seller Representative pursuant to this Agreement, except that no such termination shall relieve any party from Liability for fraud, intentional misrepresentation or any intentional breach of this Agreement prior to such termination.
ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS
8.01    Survival. The representations and warranties contained in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date; provided, that (a) (i) the representations and warranties of the Members and the Company, as applicable, set forth in Sections 3.01 (Organization and Power), 3.02 (Execution and Delivery; Valid and Binding Agreement), 3.03 (No Conflict), 3.04 (Ownership), 3.06 (Brokers), 4.01 (Organization and Power), 4.02 (Subsidiaries), 4.03 (Authorization; Valid and Binding Agreement; No Conflict), 4.04 (Capitalization), 4.07 (Title to Properties; Condition and Sufficiency of Assets), Section 4.14 (Employee Benefit Plans) and 4.22 (Brokers) and (ii) the representations and warranties of Buyer set forth in Sections 5.01 (Organization and Power), 5.02 (Authorization; Valid and Binding Agreement), 5.03 (No Conflict) and 5.05 (Brokers), shall, in each case of the foregoing clauses (i) and (ii), survive the Closing and continue in full force and effect until the date that is three (3) years after the Closing Date, and (b) the representations and warranties set forth in Section 4.10 (Taxes) shall survive the Closing and continue in full force and effect until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the matters set forth therein (the representations and warranties described in clauses (a) and (b) of this Section 8.01 are referred to herein collectively as the “Fundamental Representations”). The covenants and agreements contained in this Agreement shall survive the Closing indefinitely unless a shorter period of time is specified therein.
8.02    Indemnification by the Company and Members. Each of (i) the Company and (ii) the Members in accordance with such Member’s Pro Rata Share, but subject to the terms and limitations contained in this Article VIII (including Section 8.05(c)), agrees to indemnify each of the Buyer Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
(w)    any breach of or any inaccuracy in any representation or warranty made by the Company, the Members or the Seller Representative in this Agreement or any Ancillary Document (except to the extent expressly provided in Section 8.03(a)), in each case on and as of the date hereof or on and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation or warranty relates to an earlier date (in which case as of such earlier date));
(x)    any breach of or failure by the Company, the Seller Representative or any Member to perform any covenant or obligation of the Company, the Seller Representative or any Member set forth or contemplated in this Agreement or any Ancillary Document (except to the extent expressly provided in Section 8.03(b));
(y)    the Excluded Assets; and
(z)    the Excluded Liabilities.
8.03    Indemnification by each Member. Each Member, severally and not jointly, subject to the terms and limitations contained in this Article VIII, agrees to indemnify each of the Buyer Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
(c)     any breach of or any inaccuracy in any representation or warranty made by such Member in Article III; or
(d)    any breach of or failure by such Member to perform any covenant or obligation of such Member, if any, set forth in Section 8.13.
8.04    Indemnification by Buyer. After the Closing, Buyer, agrees, subject to the terms and limitations contained in this Article VIII, agrees to indemnify each of the Seller Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:
(e)    any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement or any Ancillary Document, in each case on and as of the date hereof or on and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation or warranty relates to an earlier date (in which case as of such earlier date));

(f)    any breach of or failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement or any Ancillary Document; and
(g)    the Assumed Liabilities.
8.05    Limitations on Certain Claims for Indemnification.
(a)    Basket. The Company and Members shall not have any Liability pursuant to Section 8.02(a) or 8.03(a) (other than with respect to any breach of or inaccuracy in any of the Fundamental Representations) unless and until the aggregate amount of all Losses incurred or suffered by the Buyer Indemnified Parties exceeds $200,000 (the “Basket Amount”), but in the event such Losses exceed the Basket Amount, the Company and Members shall be liable and responsible to the Buyer Indemnified Parties for the full amount of such Losses (subject to Section 8.05(b) and the other terms and conditions of this Agreement), without reduction for the Basket Amount. Buyer shall not have any Liability pursuant to Section 8.04(a) (other than with respect to any breach of or inaccuracy in any of the Fundamental Representations) unless and until the aggregate amount of all Losses incurred or suffered by the Seller Indemnified Parties exceeds the Basket Amount, but in the event such Losses exceed the Basket Amount, Buyer shall be liable and responsible to the Seller Indemnified Parties for the full amount of such Losses (subject to Section 8.05(b) and the other terms and conditions of this Agreement), without reduction for the Basket Amount.
(b)    Cap. In no event shall the Company’s and Members’ aggregate Liability pursuant to Sections 8.02(a) and 8.03(a) for Losses incurred or suffered by the Buyer Indemnified Parties, or Buyer’s aggregate Liability pursuant to Section 8.04(a) for Losses incurred or suffered by the Seller Indemnified Parties, exceed $1,500,000 (the “Cap”).
(c)    From and after the Closing (but subject to the other terms and conditions of this Article VIII), any indemnification of the Buyer Indemnified Parties for which the Company or Members are liable pursuant to Section 8.02 or 8.03 shall first be effected by a payment made from the Escrow Funds remaining in the Escrow Account in accordance with the terms of the Escrow Agreement (without regard to the Members’ responsibility for such claims and without regard to the Pro Rata Share), if and to the extent such Escrow Funds are sufficient to satisfy such indemnification obligation. To the extent that the remaining amount of Escrow Funds held in the Escrow Account is insufficient to satisfy any indemnification claim for which the Company or Members are liable pursuant to Section 8.02, then, subject to the limitations of this Article VIII, the Buyer Indemnified Parties shall have the right to seek indemnification directly from the Company for the full amount of such claim and/or from the Members in accordance with each Member’s Pro Rata Share. To the extent that the remaining amount of Escrow Funds held in the Escrow Account is insufficient to satisfy any indemnification claim for which any Member or Members are liable pursuant to Section 8.03, then, subject to the limitations of this Article VIII, the Buyer Indemnified Parties shall have the right to seek indemnification directly from the applicable Member or Members. For the avoidance of doubt, the parties acknowledge and agree that the Company shall be jointly and severally liable for any indemnification obligation of the Members hereunder.

(d)    Claims Based on Fraud or Intentional Misrepresentation. Notwithstanding anything contained herein or otherwise to the contrary, nothing herein shall be deemed to limit any party’s rights to recover any and all Losses incurred or suffered by it relating to or arising out of or in connection with fraud, intentional misrepresentation or any intentional breach of this Agreement, it being understood and agreed that the right to recover such Losses shall survive forever.
8.06    Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty shall terminate on the applicable survival termination date (as set forth in Section 8.01), unless an Indemnified Person shall have made a claim for indemnification pursuant to Section 8.07, subject to the terms and conditions of this Article VIII, prior to such termination date, as applicable, by delivering a written notice (stating in reasonable detail the basis for any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Person. If an Indemnified Person has made a claim for indemnification pursuant to Section 8.07 prior to such termination date, then such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 8.01, but shall remain in effect until fully resolved.
8.07    Procedures Relating to Indemnification.
(h)    Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim (or the commencement of any suit, action or proceeding) of the type described in Section 8.07(b) or Section 8.10(c), the Indemnified Person shall give notice to the Indemnifying Person of such claim; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) calendar days after receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 8.02, 8.03, or 8.04), and no later objection by the Indemnifying Person shall be permitted. If within such thirty (30) day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person the lesser amount, without prejudice to the Indemnified Person’s claim for the difference.
(i)    Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim (or the commencement of any suit, action or proceeding) by any unaffiliated Person not a party hereto (other than by a Governmental Body with respect to Taxes, which shall be governed by Section 8.10(c)) in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such claim, suit, action or proceeding and (ii) upon notice to the Indemnified Person and the Indemnifying Person’s delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 8.02, 8.03 or 8.04 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (a) the Indemnifying Person shall provide written evidence reasonably satisfactory to the Indemnified Person demonstrating that the Indemnifying Person has a sufficient amount of financial resources to vigorously defend such matter, (b) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person and (c) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding; provided, further, that the Indemnifying Person shall not have the right to assume the defense of any claim, suit, action or proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Person or that could otherwise have an adverse impact on the Buyer, its Affiliates or their businesses. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person’s counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.
(j)    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.07(b) shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent and the Indemnifying Person shall demonstrate that it has the financial resources to perform its obligations under any such settlement or compromise, as reasonably determined by the Indemnified Person prior to entry into such settlement or compromise, and (ii) the Indemnified Person shall not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.
(k)    Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

8.08    Treatment of Indemnity Payments. Any amounts payable under Sections 8.02, 8.03 or 8.04 shall be treated by Buyer and the Company as an adjustment to Purchase Price for all applicable financial and Tax purposes.
8.09    Materiality. For purposes of determining the amount of Losses incurred or suffered by an indemnified party for purposes of Section 8.05, the representations and warranties herein shall be deemed to have been made without any qualifications as to materiality and, accordingly, for such purposes, all references therein to “material”, “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom.
8.10    Tax Matters.
(f)    Responsibility for Filing Tax Returns.
(i)    The Company shall prepare or cause to be prepared all Tax Returns with respect to the Acquired Assets for all periods ending on or prior to the Closing Date (the “Seller Tax Returns”). All such Seller Tax Returns shall be in a manner consistent with past practice except as required by applicable Law.
(ii)    Buyer, at the sole cost and expense of the Company and Members, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns with respect to any Straddle Period (“Buyer Returns”). Each such Buyer Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Buyer shall submit each such Buyer Return to the Seller Representative at least thirty (30) days prior to the due date for the filing of such Buyer Return (taking into account any extensions), and the Seller Representative shall have the right to review and comment on such Buyer Returns, and Buyer shall consider in good faith such reasonable comments to the Buyer Returns as are provided in writing by Seller Representative to Buyer within ten (10) days of receipt of such Buyer Return.
(iii)    Buyer and the Company agree to furnish, or cause to be furnished to the other, upon request, as promptly as reasonably practicable, and at the expense of the requesting party such information (including access to books and records related to the Acquired Assets) related to the Acquired Assets as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit or the prosecution or defense of any claim, action, suit, arbitration or proceeding by or before any Governmental Body related to any proposed Tax adjustment related to the Acquired Assets. Buyer and the Company shall keep all such information and documents received by them confidential unless otherwise required by Law. Notwithstanding anything to the contrary in this Agreement, Buyer shall not have any obligation to provide or furnish to the Company any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates.
(g)    Transfer Taxes. The Company shall bear any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Company shall file any returns with respect to any Transfer Taxes. Buyer shall cooperate with the Seller Representative in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably requested by the Seller Representative and necessary to complete such returns.
(h)    Tax Proceedings.    After the Closing, Buyer shall promptly notify Seller Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Buyer with respect to the Acquired Assets (“Tax Proceeding”), notice of which is received by Buyer and that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be expected to be grounds for payment of Taxes by the Company under this Agreement. After the Closing, Seller Representative shall promptly notify Buyer in writing of any Tax Proceeding relating to the Company or Acquired Assets, notice of which is received by the Company or Seller Representative. Notices required to be given by or to Buyer or Seller Representative shall contain factual information (to the extent known to the Members, the Company, Seller Representative or Buyer, as the case may be) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Body in respect of any such asserted Tax liability. In the case of a Tax Proceeding that relates solely to any Pre-Closing Tax Period, but excluding any Straddle Periods, Seller Representative shall direct and control the conduct of such Tax Proceeding, provided Buyer shall have the right to participate (at Buyer’s own expense) in any such Tax Proceeding. Buyer’s right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any Governmental Body relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any Tax Proceeding, and Seller Representative shall consider in good faith any reasonable comments provided by Buyer. In the case of a Tax Proceeding that relates to any Straddle Periods, Buyer shall have the right to control the conduct of such Tax Proceeding, provided Seller Representative shall have the right to participate (at the Company’s and Members’ expense) in any such Tax Proceeding involving any asserted Tax Liability for such Straddle Period with respect to which payment may be sought from the Company pursuant to this Agreement. Seller Representative’s right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any Governmental Body relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any Tax Proceeding, and Buyer shall consider in good faith any reasonable comments provided by Seller Representative.
(i)    Taxes for any Straddle Period attributable to the Pre-Closing Tax Period shall be calculated as though the relevant taxable period terminated as of the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits, payroll or expenditures or similar items, the amount of such Tax attributable to the Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the total number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period. All Tax Returns for Straddle Period Taxes shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Company unless otherwise required by Law.
8.11    Further Assurances. From time to time after the Closing, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver,

or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including to vest fully Buyer with title to the Acquired Assets.
8.12    Seller Representative.
(f)    Appointment. Each of the Company and Members hereby irrevocably authorizes and appoints N. Michael Stickel as his, her or its true and lawful attorney and representative (the “Seller Representative”) with full power and authority to take any and all actions and execute any and all documents specified in this Agreement (including the Escrow Agreement) or any Ancillary Document as being within the authority of, or to be performed by, the Seller Representative. N. Michael Stickel hereby accepts his appointment as the Seller Representative and agrees to perform all of the duties of the Seller Representative hereunder. If the Seller Representative shall die, become incapacitated or otherwise be unable or unwilling to act as the Seller Representative, the Members shall, by an appropriate resolution of the Company, promptly appoint a successor Person to act as the Seller Representative.
(g)    Authority and Duties. Each of the Company and Members, by its execution of this Agreement, hereby authorizes and instructs the Seller Representative, and constitutes the Seller Representative as agent for and on behalf of such Person, (i) to give and receive any and all notices required to be given under this Agreement to or by the Seller Representative, (ii) to take any and all action in connection with the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Buyer Indemnified Parties pursuant to Article VIII, (iii) to amend this Agreement and the Ancillary Documents (to the extent permitted by applicable Law) or waive any provision hereof or thereof, (iv) to take any and all actions reasonably necessary in connection with the matters set forth in Section 1.02, (v) to disburse any funds received hereunder to the Company, (vi) to take any and all additional action as is contemplated to be taken by the Seller Representative by the terms of this Agreement or the Ancillary Documents and (vii) to take any and all actions reasonably necessary or appropriate in the judgment of the Seller Representative for the accomplishment of any of the foregoing. Any decision or action by the Seller Representative hereunder shall constitute a decision or action of all Company and Members and shall be final, binding and conclusive upon each of the Company and Members. None of the Company or the Members shall have the right to object to, dissent from, protest or otherwise contest the same.
(h)    Reliance. Each Buyer Indemnified Party shall be entitled to conclusively rely on (i) the Seller Representative as the sole representative of the Company and Members with respect to the duties set forth in Section 8.12(b) and (ii) any decision or act of the Seller Representative required, permitted or contemplated to be taken by the Seller Representative hereunder. Each Buyer Indemnified Party is hereby relieved and released from any Liability to any Person for any acts done by any of them in accordance with any instructions, decisions or acts of the Seller Representative. Buyer shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document provided to it by or on behalf of the Seller Representative, and reasonably believed by Buyer to be genuine and to have been signed and presented by the proper Person or Persons.

8.13    Non-Competition; Non-Solicitation.
(k)    Non-Competition and Non-Solicitation. Each of the Company and the Restricted Members agrees that during the applicable Non-Competition Period, neither such Person nor any of his, her or its Affiliates will, directly or indirectly, anywhere in the United States:
(i)    engage in, or own, have any interest in, control, advise, manage, serve as a director, manager, officer or employee of, act as a consultant to, render services for, receive any economic benefit from or exert any influence upon, any Competing Business; provided, that the forgoing shall not prohibit any Restricted Member or any of his, her or its Affiliates from owning up to an aggregate of one percent (1%) of the outstanding shares of any class of capital stock of any publicly traded Competing Business so long as neither such Member nor any of his, her or its Affiliates have any participation in the management of such Competing Business; provided, further, that the foregoing shall not prohibit any Restricted Member from performing any services on behalf of Buyer or its Affiliates in its capacity as a director, officer or employee of Buyer or its Affiliates;
(ii)    solicit, divert or attempt to solicit or divert any Person who is, was or was solicited to become, a customer or supplier of the Company at any time prior to the Closing Date;
(iii)    employ, solicit for employment or encourage to leave his or her employment, any individual who is at the time of, or was during the two-year period prior to, such employment, solicitation or encouragement an officer or employee of the Buyer (or any successor Person into which the Buyer may be merged, amalgamated or consolidated) or any of its Affiliates;
(iv)    impair, or attempt to impair, any business relationship between any third party and Buyer (or any successor Person into which Buyer may be merged, amalgamated or consolidated) or any of its Affiliates; or
(v)    make any statement to any third party, including the press or media, likely to result in adverse publicity for Buyer (or any successor Person into which Buyer may be merged, amalgamated or consolidated) or any of its Affiliates.
(l)    Specific Performance. Each of the Company and Restricted Members recognizes and affirms that in the event of a breach or threatened by him, her or it of any of the provisions of this Section 8.13, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, each of the Company and Restricted Members agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each of the Company’s and Restricted Members’ obligations under this Section 8.13 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (including anticipatory, continuing or future) of the provisions of this Section 8.13. In the event of a breach or threatened breach by the Company or any Restricted Member of any of the provisions of this Section 8.13, the Non-Competition Period shall be extended as to such Person by a period equal to (i) the length of the breach of this Section 8.13 plus (ii) the length of any court proceedings necessary to stop such breach. If a bond is required to be posted in order for Buyer to secure an injunction, the parties agree that such bond need not exceed the sum of $1,000.
(m)    Severability. If at any time any of the provisions (or portions thereof) of this Section 8.13 shall be determined by a court or other body having competent jurisdiction over the matter to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Section 8.13 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions (or portions thereof) shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions as shall be determined to be reasonable and enforceable by a court or other body having jurisdiction over the matter, and each of the Company and Restricted Members expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision (or portion thereof) had not been included herein.
(n)    No Limitation of Other Provisions. The provisions of this Section 8.13 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition or solicitation by any Company or Member.
8.14    Use of Name. From and after the Closing Date, none of the Company or Members nor any of their respective Affiliates shall directly or indirectly use in any manner any trade name, trademark, service mark or logo used by the Company in connection with its business (other than the name “EP Lenders II, LLC”), including the names “Ridgeline,” “Ridgeline Pipe Manufacturing” or any word or logo that is similar in sound or appearance to such names, marks or logos (each, a “Ridgeline Name”). At the Closing, the Company shall and the Members shall cause each Company to: (i) delivery to Buyer duly executed documents required to change all “d/b/a” names or other business aliases or trade names of the Company, to a name that is not confusingly similar to any Ridgeline Name and powers of attorney or other appropriate authorizations granting Buyer the authority to file and effectuate such name changes; (ii) thereafter cease to use (or remove the Ridgeline Name from) any domain name, Uniform Resource Locator (URL), webpage or web content, stationary, business card, purchase order, invoice, receipt or other similar document containing any Ridgeline Name to the extent any such items do not constitute Acquired Assets conveyed to Buyer at Closing; and (iii) thereafter otherwise cease all use of any Ridgeline Name.

8.15    Preservation of Books and Records; Cooperation.
(f)    For a period of seven (7) years after the Closing Date, the Company shall, and shall cause its Affiliates to, preserve and retain all corporate and company, accounting, legal, auditing and other books and records (including any documents relating to any Actions with respect to the Company) relating to the Company’s business on or prior to the Closing. Notwithstanding the foregoing, during such seven-year period, the Company may dispose of any such books and records that are offered in writing to, but not accepted by, Buyer within ninety (90) days after being so offered. If at any time after such seven-year period the Company or its Affiliates intend to dispose of any such books and records, the Company and its Affiliates shall not do so without first offering in writing such books and records to Buyer.
(g)    Subject to Sections 8.07(a) or 8.07(b), from and after the Closing, in the event and for so long as any party or any of its Affiliates is actively contesting or defending against any third party Actions in connection with (i) any transaction contemplated under this Agreement or any Ancillary Document or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date involving the Company, each party and their respective Affiliates shall cooperate with the other parties and their respective Affiliates and their legal counsel in such contest or defense, shall make available its personnel, and shall provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party. For the avoidance of doubt, this Section 8.15(b) shall not (i) apply to disputes or litigation among the Company or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, (ii) apply to any indemnification proceedings hereunder, including matters covered by Sections 8.07(a) or 8.07(b) or (ii) entitle any party or any of its Affiliates to recover or be reimbursed for any overhead charges or other internal costs and expenses.
(h)    From and after the Closing, each party and their respective Affiliates shall cooperate with the other parties and their respective Affiliates and their legal counsel in connection with the preparation of such other party’s financial statements, and shall make available its personnel provide access to its books and records as shall be reasonably necessary in connection with the preparation thereof, all at the sole cost and expense of the requesting party.
8.16    Risk of Loss. Risk of loss for each of the Acquired Assets shall be borne by the Company until the Closing, or until the delivery of the Acquired Assets to Buyer, after which such time Buyer shall bear the risk of loss for each such Acquired Asset.
8.17    Misdirected Assets and Payments. To the extent that either Buyer or any of its Affiliates, on the one hand, or the Company or Members or any of their Affiliates, on the other hand, receive payment of an account, trade or note receivable or other payment from a customer or any other obligor owned by the other, or is in possession of any assets (including, in the case of the Company or Members, any Acquired Asset or in the case of Buyer, any Excluded Asset) as to which the other is entitled or to which the other is entitled to the benefit (the “Misdirected Assets”), Buyer, on the one hand, or the Company and Members, on the other hand, as applicable, shall cause the Person receiving such payment or having possession of such asset to promptly remit such payment to the designated bank account of the owner of such receivable or payment or otherwise cause the transfer, assignment, conveyance and delivery of such Misdirected Asset to the other party or its designated Affiliate; provided that Buyer shall not be obligated to pay any additional amounts to the Company or Members or their Affiliates in consideration for the transfer of such Misdirected Assets to Buyer or its Affiliates. Effective from and after the Closing, the Company shall grant Buyer a power of attorney or other reasonably requested authorizations in order to permit Buyer to cash checks or otherwise receive payment of accounts that constitute Acquired Assets or that relate to the operations of the business conducted using the Acquired Assets from and after Closing.
ARTICLE IX

DEFINITIONS
9.01    Definitions. For purposes of this Agreement (including the Exhibits and Schedules hereto), the following terms, when used herein, shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 1.02(d)(ii).
“Accounting Principles” has the meaning set forth in Section 1.02(c).
“Acquired Assets” means the Company’s rights, title and interest in and to all of the assets and rights used or held for use by the Company, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of the Company, including the following (in each case, other than the Excluded Assets):
(a)    all Cash on Hand, bank accounts, checking accounts, safe deposit boxes, lockboxes and similar accounts and items;
(b)    all Intellectual Property used or held for use by the Company, including Intellectual Property used in connection with the design, development, manufacture, marketing and sale of products, including all rights and interests in and to the Ridgeline Name and all variations thereof (the “Acquired Intellectual Property”);
(c)    all equipment, machinery, computer hardware, fixtures, tooling and other tangible personal property of the Company, including the items set forth on Schedule 9.01(A), and including all leases and rental agreements in respect of any such personal property and fixtures, and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect thereto;
(d)    all Inventory, and any warranties received from suppliers and distributors relating thereto, and any related claims, credits, rights of recovery and setoffs;
(e)    all Contracts relating to the operation or conduct of the Company’s business, including all sale orders and other Contracts for the provision of goods or services to customers arising from the operation and conduct of the business conducted by the Company and all purchase orders and other Contracts for the purchase of goods or services which relate to operation of the business of the Company, in each case to the extent set forth on Schedule 9.01(B) (collectively, the “Assumed Contracts”);
(f)    other than in respect of purchase orders (or line items thereof) that have been fulfilled prior to Closing, all trade accounts receivable and open customer purchase orders of the business conducted by the Company;
(g)    all books, records, files, data, reports, plans, mailing lists, customer lists, supplier lists, price lists, sales records, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures used or held for use in or having arisen from the operation or conduct of the Company’s business (including all discs, tapes and other media-storage data containing such information);
(h)    all claims, causes of action, lawsuits, judgments, demands, warranties and indemnities against third parties, in each case to the extent arising from or relating to the operation or conduct of the business conducted by the Company;
(i)    all rights under any confidentiality, inventors’ rights, non-compete and non-solicitation provisions contained in any agreements with current or former employees, in each case to the extent made in favor of the Company and relating to the business conducted by the Company;
(j)    all goodwill associated with the Company’s business;
(k)    all current assets, prepaid items and expenses, credits, rebates, refunds and similar items, including all advance payments, customer deposits, vendor credits, prepaid rent and security deposits, accounts receivable and notes receivable, including the Closing Date Net Working Capital;
(l)    all insurance proceeds paid or payable to the Company in respect of any litigation or any damage to or destruction or loss of any of the foregoing, including any assets that, as far as could reasonably be foreseen, would have been Acquired Assets but for such damage, destruction or loss;
(m)    all websites and domain names, URLs and content relating thereto;
(n)    all telephone numbers;
(o)    all information technology, networks and software, and all licenses relating thereto used or held for use in the business conducted by the Company; and
(p)    all Permits.
“Acquired Intellectual Property” has the meaning set forth in the definition of Acquired Assets.

“Acquisition Proposal” has the meaning set forth in Section 6.05.
“Actions” means any action, suit, proceeding, charge, claims, complaint, demand, inquiry, investigation, audit, hearing, arbitration, order or government charge.
“Affiliate” of any particular Person means any other Person who, directly or indirectly, controls, is controlled by or is under common control with such particular Person. For the purposes of this definition, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For purposes of this Agreement, EP Lenders, LLC shall be deemed to be an Affiliate of the Company and Members.
“Affiliate Transactions” has the meaning set forth in Section 4.18.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocation Schedule” has the meaning set forth in Section 1.05.
“Ancillary Documents” means the Escrow Agreement, the Employment Agreements and each of the other documents and certificates to be delivered pursuant to this Agreement.
“Applicable Tax Withholding” has the meaning set forth in Section 1.04.
“Approved Capital Expenditures” means an aggregate amount equal to $1,706,692, which is the mutually agreed upon amount related to capital projects incurred by the Company after May 28, 2013 that have been approved by Buyer.
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.04(a)(iii).
“Assumed Contracts” has the meaning set forth in the definition of Acquired Assets.
“Assumed Liabilities” means each of the following Liabilities of the Company (but excluding any Excluded Liabilities):
(a)    Liabilities required to be performed and which accrue after Closing under the Assumed Contracts, excluding any obligations and liabilities of the Company under such Contracts that are the result of the Company’s violation or breach of a Contract or breach of warranty, tort, infringement or violation of Law;
(b)    Liabilities relating to Transferred Employees required to be performed and which accrue from and after the Closing Date to the extent set forth in Section 6.09; and
(c)    All trade accounts payable of the Company and other accrued current obligations of the Company with respect to the business conducted by the Company (other than, in each case, those that relate to Excluded Assets or are Excluded Liabilities) existing as of the Closing Date that (x) are reflected on the face of the Latest Balance Sheet (rather than in any notes thereto)

and are of a nature and type described on Schedule 9.01(C) or (y) have been incurred by the Company with respect to the business conducted by the Company since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, are of the same general type and amount as the accounts payable and current liabilities described on Schedule 9.01(C) and are reflected as current liabilities in the Closing Statement (in each case, other than any payables or liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).
“Base Purchase Price” has the meaning set forth in Section 1.02.
“Basket Amount” has the meaning set forth in Section 8.05(a).
“Bill of Sale” has the meaning set forth in Section 2.04(a)(ii).
“Board and Shareholder Approvals” means the required affirmative vote, approvals or consents of (a) Buyer, (b) CD&R Allied Holdings, L.P., a Cayman Islands limited partnership, (c) Tyco International Holdings S.A.R.L., a Luxembourg corporation, and (d) the board of directors of Atkore International Group, Inc., a Delaware corporation, and its relevant subsidiaries to approve this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, including seeking any Lender Consents.
“Business Days” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Chicago, Illinois generally are closed for business.
“Buyer” has the meaning set forth in the preamble of this Agreement.
“Buyer Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2010, among Atkore International, Inc., the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto, UBS AG, Stamford Branch, as an issuing lender, as administrative agent for the Lenders thereunder and as collateral agent for the Secured Parties and the Issuing Lenders, Deutsche Bank AG New York Branch, as co-collateral agent and UBS Loan Finance LLC, as swingline lender, and any successor credit facility or refinancing, in each case as may be amended or replaced from time to time, together with all other documents, agreements and instruments executed in connection therewith or otherwise related thereto. For purposes of the definition of “Buyer Credit Agreement,” the terms “Subsidiary Borrowers,” “Secured Parties,” “Issuing Lenders” and “Lenders” shall have the meanings assigned to them in the Buyer Credit Agreement.
“Buyer Indemnified Parties” shall mean Buyer and its Affiliates, and their respective Representatives and each of their respective successors and assigns; provided, that in no event shall the Company or any Member be deemed a Buyer Indemnified Party.
“Buyer Returns” has the meaning set forth in Section 8.10(a)(ii).
“Cap” has the meaning set forth in Section 8.05(b).

“Cash on Hand” means, with respect to the Company, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby) and solely to the extent Buyer actually receives the benefit of such items from and after Closing, all cash, all cash equivalents and marketable securities of the Company, in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, (i) Cash on Hand shall be calculated net of issued but uncleared checks and drafts, (ii) shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and (iii) shall exclude all amounts funded by Buyer hereunder, and any other amount funded to the Company at or after the Closing.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CFR” has the meaning set forth in Section 4.16(b).
“Change of Control Payments” shall mean any Liability of the Company, whether or not contingent, for severance, change of control payments, stay bonuses, retention bonuses, transaction bonuses, success bonuses and other bonuses and similar Liabilities arising out of or relating to the execution of this Agreement or the consummation of the transactions contemplated hereby.
“Closing” has the meaning set forth in Section 1.03.
“Closing Date” shall mean the date on which the Closing occurs.
“Closing Date Cash on Hand” has the meaning set forth in Section 1.02(d)(i).
“Closing Date Net Working Capital” has the meaning set forth in Section 1.02(d)(i).
“Closing Payment” has the meaning set forth in Section 1.02(a).
“Closing Payment Calculation Statement” has the meaning set forth in Section 1.02(c).
“Closing Statement” has the meaning set forth in Section 1.02(d)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble of this Agreement.
“Company Creditors” has the meaning set forth in Section 1.02(c).
“Company IP Assignment” has the meaning set forth in Section 2.4(a)(iv).
“Company Warranties and Rebates” has the meaning set forth in Section 4.21(a).

“Competing Business” means any business or Person that engages in, or is in competition with, the polyvinyl chloride (PVC) pipe conduit and related fittings business or other manufacturing businesses presently or previously conducted by the Company.
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement effective as of March 22, 2013 between Seller and Atkore International, Inc.
“Confirmation Order” means that certain order confirming the Plan of Liquidation, entered May 14, 2012 by the United States Bankruptcy Court for the District of Oregon.
“Contract” means, with respect to any Person, any guarantee of Indebtedness or credit agreement, note, bond, mortgage, lease, permit, concession, franchise, license, arrangement, undertaking, contract, commitment, obligation, indenture, deed of trust or other instrument, document or agreement (in each case whether written or oral) by which that Person, or any of its present or future properties or assets, is legally bound or subject.
“Determination Date” has the meaning set forth in Section 1.02(d)(ii).
“Disputed Items” has the meaning set forth in Section 1.02(d)(ii).
“Employer Tax Portion Amount” shall mean the aggregate amount of the employer portions of any employment tax payments that are or will be required to be made to any Governmental Body with respect to the Change of Control Payments or any other payment to any Person hereunder.
“Employment Agreements” shall mean the employment agreements, in the form attached as Exhibit C.
“Environmental Laws” means all federal, state, local, regional and foreign Laws, including statutes, regulations, ordinances, rules, directives, permits, licenses, orders, decrees and other provisions or common law having the force or effect of law, and all judicial and administrative orders and determinations that are binding upon the Company, concerning pollution or protection of the environment, public health and safety, worker health and safety, exposure to hazardous substances or materials, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, cleanup of, or exposure to any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date. By way of example and not limitation, the term “Environmental Laws” shall include (as may be amended from time to time prior to the Closing Date) the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Oil Pollution Act, the Endangered Species Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act and all regulations under such statutes.
“Environmental Liability” means any and all Actions, Liabilities and Losses, including all losses, obligations, commitments, responsibilities, fines, penalties and sanctions, costs

(including investigative, monitoring, containment, disposal and remediation costs, court costs and other costs of administrative or judicial proceedings), judgments, awards or damages and third-party claims, in each case arising under or with respect to any Environmental Laws.
“ERISA” has the meaning set forth in Section 4.14(a).
“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Escrow Agent” means BNY Mellon, N.A.
“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit D attached hereto, to be entered into by Buyer, the Company, the Seller Representative and the Escrow Agent.
“Escrow Amount” means $1,000,000.
“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (excluding any unpaid interest accrued on the Escrow Amount) over the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.
“Estimated Cash on Hand” has the meaning set forth in Section 1.02(c).
“Estimated Net Working Capital” has the meaning set forth in Section 1.02(c).
“Excluded Assets” means the following assets of the Company:
all rights of the Company under this Agreement or any Ancillary Agreement;
minute books, stock ledgers and corporate seals of the Company;
the Excluded Contracts;
human resources and other employee related files and records that relate to employees other than Transferred Employees or are otherwise not transferrable under applicable Law;
all Plans, and the assets thereof; and
the assets, properties and rights set forth on Schedule 9.01(D).
“Excluded Contracts” means the Contracts set forth on Schedule 9.01(E).
“Excluded Liabilities” means all Liabilities of the Members or the Company or their respective Affiliates other than matters expressly identified as Assumed Liabilities, including all Liabilities and Actions arising out of or otherwise relating to: (i) any Indebtedness of the Company that is not fully discharged at the Closing pursuant to Section 1.02(b)(i), (ii) any Seller Transaction Expenses that are not fully discharged at the Closing pursuant to Section 1.02(b)(ii), (iii) any Change of Control Payments or Employer Tax Portion Amount, (iv) any Lease Assignment Fees that are not fully discharged at the Closing pursuant to Section 1.02(b)(iv), (v) the operations or conduct of the business of the Company prior to the Closing, the Company’s ownership and operation of the Acquired Assets prior to the Closing or the Members’ ownership of the Company, including any violation of Law, any Environmental Liabilities relating to any conditions existing prior to the Closing, any Pre-Closing Claim or any infringement of third party proprietary rights, (vi) the Excluded Assets, (vii) the allocation of any payments among or payment to the Company, Members and any other Persons (other than the Buyer) under this Agreement and the Ancillary Documents, and any claim by or on behalf of any Person (other than the Company) that such Person is entitled to any portion of any payment under this Agreement or any Ancillary Document or otherwise, including any claims in respect of any limited liability company interest, profit interest, options and warrants, (viii) the Indemnified Tax Liabilities, (ix) any Liability, whether in the organizational or governing documents of the Company or otherwise, to indemnify any Person by reason of the fact that such Person is or was a equity owner, member, partner, legal or beneficial owner, director, manager, trustee, officer, employee or other representative, as applicable, of the Company or, in each case with respect to the period on or prior to the Closing Date, (x) the authorization or approval of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby by the managers and members of the Company, (xi) all Liabilities arising out of, resulting from or relating to warranty claims for services rendered or products manufactured, sold, leased or otherwise supplied to third parties by the Company on or prior to the Closing Date or to product liability claims, whether founded upon negligence, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury (including death) to an individual or damage to property arising out of a defect or alleged defect in services rendered or products manufactured, sold, leased or otherwise supplied to third parties by the Company on or prior to the Closing Date, including any voluntary and involuntary recall or service action; (xii) all Liabilities of the Company for any workers’ compensation, payroll Taxes or withholdings or similar items and any wages, bonuses, retention bonuses, commissions, sick pay or vacation payments, severance payments, change-of-control payments, grants or promises of grants of equity to current or former employees and consultants or other Persons or other compensation, whether due as a result of the consummation of the transactions contemplated by this Agreement or otherwise; (xiii) all Liabilities arising out of the Company’s or Members’ obligations under this Agreement and the Ancillary Documents, (xiv) any Liability of the Company or Members arising out of or related to any injury, disease or disability arising or occurring on or prior to the Closing Date, or exposure or alleged exposure on or prior to the Closing Date to any materials or chemicals in the work place by any person, (xv) any Liabilities of the Company to any Person relating to any redemption or buyout by the Company of any membership interests, profits interests or options of any Person and (xvi) any Liabilities of the Company to any current or former Member (including any Liabilities relating to distributions to Members) or to any Affiliate of any current or former Member.
“Financial Statements” has the meaning set forth in Section 4.05(a).
“Fundamental Representations” has the meaning set forth in Section 8.01.
“GAAP” means United States generally accepted accounting principles, consistently applied in the manner used for the Financial Statements.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority, in each case whether legislative, judicial, regulatory or administrative, or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing, or any arbitrator.
“Hazardous Substance” means any substance or material that is considered, described, characterized or listed as a hazardous material, hazardous substance, hazardous waste, toxic substance, toxic pollutant, contaminant, petroleum (including crude oil and any fractions thereof as well as waste or used petroleum oils), natural or synthetic gas or any mixture thereof, asbestos, asbestos containing material, PCB or materials or objects containing PCB, medical waste, infectious waste, radon gas, lead containing paint, radioactive material or words of similar import, in or under any Environmental Laws, or any chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control, or remediation under any Environmental Laws.
“Indebtedness” means, with respect to the Company, all Liabilities as of the determination date (including the current portion thereof) of the Company (other than accounts receivable and trade payables in the ordinary course of business) (i) for the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums, penalties or other breakage costs, of any borrowed money, including any such obligations under a credit facility or which are evidenced by any note, bond, debenture or other debt security, and short-term vendor loan payables, (ii) with respect to leases required to be capitalized in accordance with GAAP, (iii) under any letter of credit, performance bond, bankers’ acceptance or similar instrument to the extent drawn upon, (iv) under any interest rate swap, hedging or similar arrangement (valued at the termination value thereof if such arrangement were terminated as of the Closing Date), (v) issued or assumed as the deferred purchase price of property (calculated as the maximum amount of deferred purchase price owing as of the Closing (whether or not then due and payable) or potentially owing at a future time by the Company) or under any title retention agreement (but excluding trade accounts payable), (vi) with respect to any obligation or liability of any other Person of the type referenced in clauses (i) through (v), the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (vii) with respect to any Liability of any other Person of the type referred to in clauses (i) through (vi) that is secured by any Lien on any property or asset of the Company (whether or not such obligation or liability is assumed by the Company).
“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.
“Indemnified Tax Liabilities” means (i) any liability resulting from any breach or inaccuracy in a representation or warranty set forth in Section 4.10, (ii) any Tax of the Members or the Company, (iii) any Tax with respect to the Acquired Assets for any Pre-Closing Tax Period, (iv) any Tax of any Person (other than the Company) imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or as a transferee, successor or by contract, and (v) any Transfer Taxes.
“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII.

“Indenture” means that certain Indenture, dated as of December 22, 2010, among Atkore International, Inc., as issuer, the Note Guarantors from time to time parties thereto, and Wilmington Trust FSB, as Trustee, relating to the $410,000,000 Senior Secured Notes due 2018, as amended, supplemented or replaced from time to time. For purposes of the definition of “Indenture,” the terms “Note Guarantors,” “Trustee” and “Senior Secured Notes” shall have the meanings assigned to them in the Indenture.
“Intellectual Property” shall include (a) all inventions, discoveries patents, patent applications, patent disclosures arising under the Laws of the United States, any state, any other country, any regional or international treaty regimes, or any conventions, whether or not filed, perfected, registered, or recorded, all renewals thereof and any provisionals, continuations, divisions, continuations-in-part, renewals, and reissues for any of the foregoing; (b) works of authorship, including copyrights (registered or unregistered) and copyrightable works and all applications and registrations related to the foregoing; (c) trademarks, service marks, logos, images, trade dress, domain names, trade names, and service names, whether registered or unregistered, including all applications and registrations together with all goodwill associated with any of the foregoing; and (d) know-how or trade secrets, including manufacturing and production processes and procedures, recipes, formulae, and other confidential or proprietary information not generally known to the public.
“Intellectual Property Assignments” has the meaning set forth in Section 6.10.
“Interests” has the meaning set forth in the Recitals to this Agreement.
“Inventory” has the meaning set forth in Section 4.09.
“Knowledge” of the Company and/or Members, or words of comparable import, shall mean facts or circumstances that (i) are known to any director, manager, officer or management personnel of the Company, or that should have been known to any such person after having made due inquiry with respect to the subject matter at issue, or (ii) are actually known to any Member.
“Latest Balance Sheet” has the meaning set forth in Section 4.05(a).
“Law” means any treaty, law, statute, regulation, ordinance, rule, common law duty or rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Body.
“Lease Assignment” means (a) an assignment, in a form satisfactory to Buyer, of that certain lease between Seller, as lessee, and Wildish Industrial Development Corporation, as lessor, dated June 1, 2012, as supplemented by that certain supplement dated June 1, 2012, pertaining to certain manufacturing/warehouse buildings, an office building, storage yard, and railroad side track right-of-way with the rail line under that certain Private Side Track Agreement and Addendum (as defined in the Lease Assignment), all located at 2220 Nugget Way, Springfield, Lane County, Oregon, and (b) an assignment of the Addendum, in a form satisfactory to Buyer.

“Lease Assignment Fees” means any fee or any other amounts that become payable to the landlord or any other Person in connection with the assignment to Buyer or replacement of any real property lease of the Company, including any fees or amounts payable in order to secure the consent of the applicable landlord to such actions, in each case to the extent not previously paid by the Company as of Closing.
“Lender Consents” means Buyer or its Affiliates having obtained any consent, approval, amendment or waiver of its lenders or any other applicable Person under the Buyer Credit Agreement or the Indenture in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and any such consent, approval, amendment or waiver shall be in full force and effect.
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any nature or kind, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, whether due or to become due, whether known or unknown.
“Liens” means any lien, mortgage, security interest, pledge, easement, charge, adverse claim, indenture, deed of trust, right of way, restriction on the use of real or personal property, encroachment or other encumbrance, or any restriction on transfer, right of first refusal, right of first offer, put right, redemption right, option, warrant, proxy, voting agreement, voting trust, conditional sale or other title retention device or arrangement or transfer for the purpose of the payment of any Indebtedness or otherwise, or any restriction similar to any of the foregoing.
“Losses” means, with respect to any Person, any losses, liabilities, claims, judgments, fines, penalties, damages, expenses, fees, costs or amounts incurred by such Person (including reasonable attorneys’ fees, accountants’ and other professionals’ fees, costs or expenses and all reasonable fees, costs or expenses paid in connection with the investigation, defense and compromise of any claim or loss).
“Major Customers” has the meaning set forth in Section 4.20.
“Major Suppliers” has the meaning set forth in Section 4.20.
“Manager Units” has the meaning set forth in the Operating Agreement.
“Material Adverse Effect” shall mean an effect on the business, operations, assets, Liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is, or could reasonably be expected to be, materially adverse or any other effect (or circumstance involving a prospective effect) that materially impairs, or could reasonably be expected to impair, the ability of any Member or the Company to consummate the transactions contemplated hereby or by its Ancillary Documents in a timely manner.
“Material Contract” has the meaning set forth in Section 4.11.
“Members” has the meaning set forth in the preamble of this Agreement.

“Member Units” has the meaning set forth in the Operating Agreement.
“Misdirected Assets” has the meaning set forth in Section 8.17.
“Net Working Capital” means (i) all current assets of the Company that constitute Acquired Assets (excluding Cash on Hand and any Tax assets) as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), minus (ii) all current liabilities of the Company that constitute Assumed Liabilities (excluding any items constituting Indebtedness and any Tax liabilities, but expressly including all trade payables, if any, relating to the Approved Capital Expenditures) as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), in each case calculated in accordance with the Accounting Principles. For the avoidance of doubt, Net Working Capital shall not include any Excluded Assets or Excluded Liabilities.
“Net Working Capital Target” means $3,662,000.
“NLRB” means the National Labor Relations Board.
“Non-Assignable Asset” has the meaning set forth in Section 1.06.
“Non-Competition Period” means (i) with respect to the Company and the Three-Year Restricted Members, the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date, and (ii), with respect to the Two-Year Restricted Members, the period beginning on the Closing Date and ending on the date that is two (2) years after the Closing Date.
“Objections Statement” has the meaning set forth in Section 1.02(d)(ii).
“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, effective May 30, 2012.
“Outside Date” has the meaning set forth in Section 7.01(b).
“Payoff Letters” has the meaning set forth in Section 1.02(c).
“Permits” means all permits, authorizations, registrations, consents, exemptions, certificates, variances, interim permits, approvals, rights and licenses issued by any Governmental Body, and all pending applications therefor.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and any Governmental Body or other entity.
“Plan Effective Date” means May 14, 2012, being the date the Plan of Liquidation was approved by the United States Bankruptcy Court.

“Plan of Liquidation” means that certain Debtor’s Second Amended Plan of Liquidation, dated February 1, 2012, filed by Eugene Pipe, LLC and relating to case No. 11-60920-fra11 in the United States Bankruptcy Court for the District of Oregon.
“Plans” has the meaning set forth in Section 4.14(a).
“Pre-Closing Claim” means all Actions listed on Schedules 3.05 or 4.13 (or which should have been listed on such Schedules) and any other Actions to the extent pending or threatened with respect to or relating to the Members, the Company or their respective businesses arising from or relating to any act, omission, event or occurrence on or prior to the Closing Date.
“Pre-Closing Statement” has the meaning set forth in Section 1.02(c).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Preliminary Allocation” has the meaning set forth in Section 1.05(a).
“Pro Rata Share” means the percentage allocation of responsibility of each Member specified for indemnification obligations as set forth on Schedule 9.01(F).
“Product Certification” means any and all industry product certifications and approvals that apply to the products of the Company.
“Profit Interests” means the membership interests in the Company and other rights issued pursuant to the Profit Interest Agreements, and any other profits interests, unit awards, options or other similar equity interests (whether voting or non-voting) in the Company.
“Profit Interests Agreements” means (a) the Profits Interest Grant Agreement, by and among Jeff Sherman and the Company, effective June 1, 2012, (b) the Profits Interest Grant Agreement, by and among Debra Dersham and the Company, effective June 1, 2012 and (c) the Profits Interest Grant Agreement, by and among Jack Piper and the Company, effective June 1, 2012.
“Purchase Price” has the meaning set forth in Section 1.02.
“Real Property Leases” has the meaning set forth in Section 4.08(b).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Substances into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Substances).
“Representative” of any Person means any officer, director, shareholder, manager, member, partner, trustee, attorney, accountant, investment banker, broker, agent, employee or other representative of such Person.

“Restricted Members” means the Three-Year Restricted Members and the Two-Year Restricted Members, collectively.
“Ridgeline Name” has the meaning set forth in Section 8.14.
“Schedule Supplement” has the meaning set forth in Section 6.06.
“Seller Indemnified Parties” shall mean the Company and its Members and Affiliates, and their respective Representatives and each of their respective successors and assigns; provided, that in no event shall the Buyer or any of its Affiliates be deemed a Seller Indemnified Party.
“Seller Representative” has the meaning set forth in Section 8.12(a).
“Seller Tax Return” has the meaning set forth in Section 8.10(a)(i).
“Seller Transaction Expenses” means the aggregate fees and expenses of the Company and Members relating to or incurred in connection with the transactions contemplated hereby, including all attorneys’, accountants’, investment bankers’, brokers’ and other professionals’ fees, in each case to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Closing).
“Straddle Period” means any taxable period with respect to the Acquired Assets beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such limited liability company, partnership, association or other business entity.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, escheat, unclaimed property, estimated or other tax, charge, fee, duty, levy or other assessment that is imposed by any Governmental Body, in each case including any interest, penalty or addition thereto that is attributable to any nonpayment thereof or any failure to properly prepare or file a Tax Return.

“Tax Proceeding” has the meaning set forth in Section 8.10(c).
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed with any Governmental Body or other authority or required to be provided to any Person in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax and any amendment thereof.
“Three-Year Restricted Members” means the following Members: (i) N. Michael Stickel, (ii) Jeff Sherman, (iii) Keith Sherman, (iv) Jack Piper and (v) Debra R. Dersham.
“Transfer Taxes” has the meaning set forth in Section 8.10(b).
“Transferred Employees” has the meaning set forth in Section 6.09(a).
“Transition Agreement” has the meaning set forth in Section 2.04(a).
“Two-Year Restricted Members” means the following Members: (i) Andy J. Storment, (ii) Storment Investements, LLC, (iii) William D. Chambers and (iv) Karla S. Chambers.
9.02    Other Definitional Provisions.
(e)    All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.
(f)    Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(g)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive unless expressly indicated otherwise, and the word “including” (in its various forms) means including without limitation. References to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.
(h)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(i)    Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.
(j)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
ARTICLE X

MISCELLANEOUS
10.01    Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Buyer, the Members, the Company or any of their respective Affiliates, officers, directors, managers, employees, representatives or agents, without the prior written agreement of Buyer and the Seller Representative, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Agreement shall prevent (i) Buyer or its Affiliates from making any filings or disclosures required by Law (including any applicable securities Laws), its bond indentures or the rules of any stock exchange or publicly issuing a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which shall be determined by Buyer and their Affiliates in their sole discretion) or (ii) any party enforcing its rights under this Agreement.
10.02    Expenses. Except as otherwise expressly provided herein, each party shall each bear his, her or its own fees and expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
10.03    Prevailing Party. In the event any Action is commenced or threatened by any party to enforce its rights under this Agreement against any other party(ies), the prevailing party in such Action shall be entitled to recover from the other party(ies) all reasonable fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing party in such Action; provided, that if a party prevails in part, and loses in part, in such Action, the court, arbitrator or other adjudicator presiding over such Action shall award a reimbursement of the fees, costs and expenses incurred by the parties on an equitable basis.
10.04    Notices. Any notice, request, instruction or other document to be given hereunder by a party shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service or (ii) on the date of transmission if sent by facsimile, email or other electronic transmission (receipt confirmed):

Notices to Buyer:
Atkore Plastic Pipe Corporation
c/o Atkore International, Inc.
16100 South Lathrop Avenue
Harvey, Illinois 60426
Telephone:     (709) 339-1610
Facsimile:    (708) 339-2410
E-mail:     etierney@atkore.com
Attn:    General Counsel
with a copy (which shall not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Telephone:     (312) 782-8573
Facsimile:     (312) 701-8535
E-mail:        cfabian@mayerbrown.com
Attn:    Christian W. Fabian
Notices to any of the Company, Members or the Seller Representative:

N. Michael Stickel
35737 Spring Hill Road
Creswell, Oregon 97426
Telephone: _______________
Facsimile: ________________
Email: micastickel@centurylink.net
with a copy (which shall not constitute notice) to:
Gleaves Swearingen LLP
P.O. Box 1147
Eugene, Oregon 97440-1147
Telephone:     (541) 686-8833
Facsimile:     (541) 345-2034
E-mail:         faulconer@gleaveslaw.com
Attn:    Michael T. Faulconer
10.05    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives; provided, that no assignment of any rights or obligations hereunder shall be made by any Member or the Company without the written consent of Buyer, and no assignment of any rights or obligations hereunder shall be made by Buyer to any Person, other than to an Affiliate of Buyer, without the written consent of the Seller Representative. Notwithstanding the foregoing, Buyer may assign this Agreement to one or more Affiliates of Buyer or to any lender to Buyer or its Affiliates as security for obligations to such lender in respect of any financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, that no assignment to any such Affiliate or lender shall in any way affect Buyer’s obligations under this Agreement.
10.06    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
10.07    Amendment and Waiver. This Agreement may be amended, modified or supplemented but only in writing signed by Buyer and the Seller Representative. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
10.08    Complete Agreement. This Agreement and the documents referred to herein (including the Ancillary Documents, Schedules and Exhibits) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
10.09    Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
10.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered via facsimile or electronic transmission (e.g., PDF file) shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.
10.11    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.
10.12    Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Ancillary Document or any matters described or contemplated herein or therein, the parties to this Agreement hereby (i) agree that any such litigation, proceeding or other legal action shall be brought exclusively in a court of competent jurisdiction located within the City of Eugene, Oregaon, whether a state or federal court; (ii) agree that in connection with any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (i) above and to service of process upon them in accordance with the rules and statutes governing service of process; (iii) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (iv) designate, appoint and direct CT Corporation System as their authorized agent to receive on their behalf service of any and all process and documents in any legal proceeding in the State of Delaware; (v) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of Delaware to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation; (vi) agree as an alternative method of service to service of process in any litigation, proceeding or action by mailing of copies thereof to the parties at their addresses set forth in Section 10.04; (vii) agree that any service made as provided herein shall be effective and binding service in every respect; and (viii) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.
10.13    No Third Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Section 8.02, 8.03 or 8.04 (to the extent provided therein).
10.14    Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties, covenants or obligations of (including indemnities by) any Member or the Company made in or undertaken pursuant to this Agreement or any of their Ancillary Documents, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.
10.15    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.
10.16    Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the day and year first above written.

BUYER:

ATKORE PLASTIC PIPE CORPORATION

By: /s/ John P. Williamson
______________________________________
Name: John P. Williamson
Title: Chief Executive Officer

COMPANY:

EP LENDERS II, LLC

By: /s/ N. Michael Stickel
__________________________________________
Name: N. Michael Stickel
Title: Managing Member

SELLER REPRESENTATIVE:

/s/ N. Michael Stickel
__________________________________________
N. Michael Stickel

MEMBERS:

/s/ N. Michael Stickel
_________________________________________
N. Michael Stickel

/s/ Catheryn Stickel
_________________________________________
Catheryn Stickel

/s/ William Chambers
__________________________________________
William D. Chambers

Signature Page to Asset Purchase Agreement

/s/ Karla Chambers
_________________________________________
Karla Chambers

CAROLYN S. CHAMBERS TRUST, U/T/A
Dated 4-20-98

By: /s/ William D. Chambers
__________________________________________
Name: William D. Chambers
Title: Trustee

/s/ Jack Piper
__________________________________________
Jack Piper

/s/ Alan V. Evans
__________________________________________
Alan V. Evans

ARTEMIS INVESTORS, INC.

By: /s/ Eric Thompson
__________________________________________
Name: Eric Thompson
Title: Secretary

/s/ James Rash
__________________________________________
James Rash

/s/ Sally Rash
_________________________________________
Sally Rash

STORMENT INVESTMENTS, LLC

By: /s/ Andy J. Storment
__________________________________________

Signature Page to Asset Purchase Agreement

Name: Andy J. Storment
Title: Manager

/s/ Andy J. Storment
__________________________________________
Andy J. Storment

Signature Page to Asset Purchase Agreement

NEIL RICHARD CHINN LIVING TRUST, U/T/A December 2012

By: /s/ Neil Chinn
__________________________________________
Name: Neil Chinn
Title: Trustee

/s/ Neil Chinn
_________________________________________
Neil Richard Chinn

/s/ Julie Sherman
__________________________________________
Julie Sherman

/s/ Jeff Sherman
_________________________________________
Jeff Sherman

/s/ Keith Sherman
_________________________________________
Keith Sherman

DER-BEL LIVING TRUST, U/T/A 10-2-13

By: /s/ Debra R. Dersham
__________________________________________
Name: Debra R. Dersham
Title: Co-Trustee

By: /s/ David C. Bell
__________________________________________
Name: David C. Bell
Title: Co-Trustee

Signature Page to Asset Purchase Agreement

/s/ Debra R. Dersham
________________________________________
Debra R. Dersham

/s/ David C. Bell
_________________________________________
David C. Bell

Signature Page to Asset Purchase Agreement